Exhibit 10.1

Certain information (marked as [***]) has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Execution Version

STOCK AND ASSET PURCHASE AGREEMENT
between
EATON CORPORATION PLC,
as the Seller
and
DANFOSS A/S,
as the Buyer
Dated as of January 21, 2020

Page
ARTICLE I DEFINITIONS     1
Section 1.1Definitions                                1
ARTICLE II PURCHASE AND SALE1
Section 2.1Purchase and Sale of Acquired Entity Equity Interests            1
Section 2.2Purchase and Sale of Transferred Assets                    1
Section 2.3Excluded Assets                            3
Section 2.4Assumed Liabilities                            5
Section 2.5Excluded Liabilities                            6
Section 2.6Consents to Certain Assignments; Specific Arrangements        7
Section 2.7Closing Consideration                            8
Section 2.8Closing                                    8
Section 2.9Purchase Price Adjustment                        11
Section 2.10Allocation of Purchase Price.                        13
Section 2.11Withholding                                14
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER14
Section 3.1Organization and Qualification                        14
Section 3.2Authority                                15
Section 3.3No Conflict; Required Filings and Consents                15
Section 3.4Acquired Entities                            16
Section 3.5Financial Statements                            16
Section 3.6Absence of Certain Changes or Events                    17
Section 3.7Compliance with Law; Permits                        17
Section 3.8Litigation                                18
Section 3.9Employee Plans                                18
Section 3.10Labor and Employment Matters                        19
Section 3.11Insurance                                20
Section 3.12Real Property                                20
Section 3.13Intellectual Property                            21
Section 3.14Taxes                                    22
Section 3.15Environmental Matters                            24
Section 3.16Anti-Bribery/Anti-Corruption & International Trade Matters        24
Section 3.17Material Contracts                            25
Section 3.18Product Warranty and Recalls                        26
Section 3.19Brokers                                    27
Section 3.20Material Customers; Material Suppliers                    27
Section 3.21Related Party Transactions                        27
Section 3.22Title to Assets; Sufficiency of Assets                    27
Section 3.23Books and Records                            27
Section 3.24Exclusivity of Representations and Warranties                28

i

(Continued)

Page
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER28
Section 4.1Organization                                28
Section 4.2Authority                                28
Section 4.3No Conflict; Required Filings and Consents                28
Section 4.4Financing                                29
Section 4.5Brokers                                    29
Section 4.6Litigation                                29
Section 4.7Buyer’s Investigation and Reliance                    29
Section 4.8Solvency                                30
Section 4.9Acquisition of Shares for Investment                    30
ARTICLE V COVENANTS30
Section 5.1Conduct of Business Prior to the Closing                30
Section 5.2Covenants Regarding Information                    32
Section 5.3Non-Competition; Non-Solicitation of Employees            33
Section 5.4Alternative Transactions                            35
Section 5.5Notification of Certain Matters                        35
Section 5.6Intercompany Arrangements                        35
Section 5.7Employee Benefits and Employment Matters                36
Section 5.8Confidentiality                                41
Section 5.9Consents and Filings; Further Assurances.                41
Section 5.10Release of Guarantees                            44
Section 5.11Refunds and Remittances; Misallocated Assets                44
Section 5.12Litigation Support                            44
Section 5.13Insurance                                45
Section 5.14Bulk Transfer Laws                            45
Section 5.15Public Announcements                            46
Section 5.16Directors’ and Officers’ Indemnification                    46
Section 5.17Local Transfer Agreements                        46
Section 5.18Audit                                    47
Section 5.19Certain Leased Real Property                        47
ARTICLE VI TAX MATTERS47
Section 6.1Pre-Closing Tax Returns.                        47
Section 6.2Buyer Filed Returns.                            47
Section 6.3Straddle Period Tax Apportionment.                    48
Section 6.4Tax Indemnity                                48
Section 6.5Audits and Other Proceedings                        48
Section 6.6Tax Benefits                                48
Section 6.7Notice                                    49
Section 6.8Transfer Taxes                                49
Section 6.10Limitations                                49
Section 6.11Cooperation on Tax Matters                        50
Section 6.12Survival                                50

(Continued)

Page
ARTICLE VII CONDITIONS TO CLOSING50
Section 7.1General Conditions                            50
Section 7.2Conditions to Obligations of the Seller                    50
Section 7.3Conditions to Obligations of the Buyer                    51
Section 7.4Frustration of Closing Conditions                    52
ARTICLE VIII INDEMNIFICATION52
Section 8.1Survival of Representations, Warranties, Covenants and Other Agreements 52
Section 8.2Indemnification by the Seller                        52
Section 8.3Indemnification by the Buyer                        53
Section 8.4Procedures                                53
Section 8.5Additional Indemnification Provisions                    55
Section 8.6Tax Matters                                57
Section 8.7Assignment of Claims                            57
Section 8.8Exclusivity of Remedies                        57
Section 8.9No Right of Set-Off                            58
Section 8.10Treatment of Indemnity Payments                    58
ARTICLE IX TERMINATION58
Section 9.1Termination                                58
Section 9.2Effect of Termination                            59
ARTICLE X GENERAL PROVISIONS59
Section 10.1Fees and Expenses                            59
Section 10.2Amendment and Modification                        59
Section 10.3Waiver; Extension                            59
Section 10.4Notices                                    60
Section 10.5Interpretation                                61
Section 10.6Entire Agreement                            61
Section 10.7Parties in Interest                            61
Section 10.8Governing Law                                61
Section 10.9Submission to Jurisdiction                        61
Section 10.10Disclosure Generally                            62
Section 10.11Personal Liability                            62
Section 10.12Assignment; Successors                            62
Section 10.13Enforcement                                62
Section 10.14Currency                                63
Section 10.15Severability                                63
Section 10.16Waiver of Jury Trial                            63

(Continued)

Page

Section 10.17Counterparts                                63
Section 10.18Facsimile or .pdf Signature                        63
Section 10.19Legal Representation                            63
Section 10.20Time of Essence                            64
Section 10.21No Presumption Against Drafting Party                    64
Section 10.22Prevailing Party                                65
Section 10.23Translation of Currencies                        65

ANNEXES AND EXHIBITS
Annexes

Annex A-1    Certain Defined Terms
Annex A-2    Table of Definitions
Annex A-3    Office Space Subject to Lease Agreements
Annex A-4    Trapped Cash Entities
Annex A-5    Separation Actions
Annex A-6    Jurisdiction Base Salary Thresholds

Exhibits

Exhibit A    Form of Intellectual Property License Agreement
Exhibit B    Form of Trademark License Agreement

v

STOCK AND ASSET PURCHASE AGREEMENT
This STOCK AND ASSET PURCHASE AGREEMENT, dated as of January 21, 2020 (this “Agreement”), is entered into by and between EATON CORPORATION PLC, an Irish public limited company (the “Seller”), and Danfoss A/S, a public limited liability company incorporated under the laws of the Kingdom of Denmark (the “Buyer”).
RECITALS

A.
The Seller wishes to sell, assign, transfer, convey and deliver (or cause the other Seller Entities to sell, assign, transfer, convey and deliver) to the Buyer and the Buyer Designees, and the Buyer wishes to purchase from the Seller and the other Seller Entities, certain assets, including the Acquired Entity Equity Interests, related to the Business, and in connection therewith the Buyer and the Buyer Designees are willing to assume certain liabilities and obligations of the Seller and its Affiliates relating thereto, all upon the terms and subject to the conditions set forth herein.

B.
Simultaneously with the Closing of the transactions contemplated by this Agreement, the Seller, the Buyer and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

AGREEMENT
In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, certain terms used herein shall have the meanings set forth in Annex A-1, except for any terms defined elsewhere in this Agreement, which terms shall have the meanings set forth in the Sections set forth next to such terms in Annex A-2.
ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Acquired Entity Equity Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver (or cause the other Seller Entities to sell, assign, transfer, convey and deliver) to the Buyer and the Buyer Designees all of the Seller Entities’ right, title and interest as of the Closing Date in and to all equity interests (the “Acquired Entity Equity Interests”) in the entities listed on Schedule 2.1 of the Disclosure Schedules (each, an “Acquired Entity,” and, collectively, the “Acquired Entities”), free and clear of any Encumbrances, other than any Encumbrances (a) arising under the Securities Act and state securities Laws or (b) created or incurred by, or at the direction of, the Buyer or the Buyer Designees, and the Buyer and the Buyer Designees shall purchase, acquire, accept and pay for the Acquired Entity Equity Interests.
Section 2.2    Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver (or cause the other Seller Entities to sell, assign, transfer, convey and deliver) to the Buyer and the Buyer Designees all of the Seller Entities’ right, title and interest as of the Closing Date in and to the Transferred Assets, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of the Seller Entities’ right, title and interest in and to the following enumerated assets (other than the Excluded Assets), as they exist at the time of the Closing, including as may be set forth in the schedules referenced below (it being understood that, subject to Section 2.3 and subject to transfers effected in compliance with the last sentence of Section 5.1, the Transferred Assets shall also include, and the Buyer and the Buyer Designees shall obtain indirect ownership of, any assets that are owned, leased, licensed or otherwise held by the Acquired Entities by virtue of the Buyer’s and the Buyer Designees’ purchase of the Acquired Entity Equity Interests pursuant to Section 2.1):
(a)    each contract or agreement to the extent such contract or agreement is related to the Business (collectively, such contracts and agreements, or portions of such contracts and agreements, the “Contracts”), including the Material Contracts;
(b)    the owned real property listed in Schedule 3.12(a) of the Disclosure Schedules (together with the real property owned by the Acquired Entities and listed in Schedule 3.12(a) of the Disclosure Schedules, and together with all buildings, fixtures, structures, facilities and other improvements erected thereon and all easements and other rights and interests appurtenant thereto, the “Owned Real Property” ), together in each case with all of the applicable Seller Entity’s right, title and interest in and to all buildings, fixtures, structures, facilities and other improvements located thereon and all easements, licenses, rights and appurtenances relating thereto;

(c)    the interests in real property listed in Schedule 3.12(b) of the Disclosure Schedules (together with the real property leased, subleased, licensed or otherwise occupied by the Acquired Entities and listed in Schedule 3.12(b) of the Disclosure Schedules, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”);
(d)    all Intellectual Property used or held for use exclusively in the Business, or under development for use exclusively in the Business, including all Intellectual Property listed in Schedule 3.13(a) of the Disclosure Schedules (the “Business Intellectual Property”), including the right to seek damages for the past, present and future infringement or other violation of any such Business Intellectual Property and the goodwill appurtenant to any such Business Intellectual Property;
(e)    all accounts receivable, notes receivable and other receivables to the extent related to the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
(f)    all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property, wherever located, Related to the Business (the “Tangible Personal Property”), including all Tangible Personal Property listed on Schedule 2.2(f)(i) of the Disclosure Schedules except for Tangible Personal Property listed on Schedule 2.2(f)(i) of the Disclosure Schedules that has been sold or otherwise disposed of in the ordinary course of business since September 30, 2019, and except for the Tangible Personal Property (i) located at shared service centers or corporate offices or (ii) other Tangible Personal Property listed on Schedule 2.2(f)(ii) of the Disclosure Schedules;
(g)    all raw materials, work-in-progress, finished goods, supplies, packaging materials, models, prototypes and other inventories, wherever located, Related to the Business, including any such raw materials, work-in-progress, finished goods, supplies, packaging materials, models, prototypes and other inventories being held by customers of the Business pursuant to consignment arrangements (collectively, the “Inventory”);
(h)    all Permits and Environmental Permits Related to the Business, but only to the extent such Permits may be transferred under Law (the “Business Permits”);
(i)    all Commercial Data to the extent related to the Business, solely (i) to the extent and in the form such copies can be provided in compliance with Law, any privacy policies of the Seller and any applicable contractual restrictions and (ii) to the extent that such Commercial Data can be readily segregated from any other Commercial Data of the Seller; provided, that the Seller Entities (x) may retain copies of Commercial Data related to the Business that is used or held for use in, or that arises, directly or indirectly, out of, in each case, the operation or conduct of the Existing Business Activities and (y) shall have the non-exclusive, perpetual, irrevocable, royalty-free and worldwide right to, subject to Section 5.3(a) hereof, use, reproduce and commercially exploit such Commercial Data in connection with the operation or conduct of the Existing Business Activities;
(j)    any and all Information Technology Related to the Business and located at the Real Property;
(k)    all credits, prepaid expenses and security or customer deposits to the extent such credits, prepaid expenses and security or customer deposits are related to the Business;
(l)    any and all rights, claims, credits, causes of action, defenses and rights of offset or counterclaim (in each case, in any manner arising or existing, whether known or unknown, contingent or non-contingent), in each case, to the extent related to the Business, including all such rights and claims under any and all warranties, indemnities, further assurance and other similar covenants extended by suppliers, vendors, lessors, contractors, manufacturers and licensors in favor of any Seller Entity, any Acquired Entity or any of their respective Affiliates, in each case to the extent related to the Business;
(m)    all of the Seller Entities’ rights to receive the proceeds, recoveries or refunds of claims made prior to Closing under any insurance policy for any Loss that is an Assumed Liability or negatively impacting the value of a Transferred Asset occurring or arising prior to Closing that is covered by such policies and is not repaired or replaced prior to Closing, where such proceeds, recoveries or refunds are paid on or following Closing;
(n)    any and all goodwill, if any, of the Business;
(o)    the Books and Records; and
(p)    all assets (other than the Excluded Assets) of any type not described in sub-sections (a) through (o) above that are Related to the Business.
Each asset owned by, in possession of, received by or in favor of or due to (as the case may be) the Seller or any of its Affiliates (other than the Acquired Entities) that would be a Transferred Asset were it to be owned by, in possession of, received by or in favor of or due to (as the case may be) the Seller or another Seller Entity at the Closing, shall be deemed upon the Closing to be a Transferred Asset, subject to Section 2.3, and such Affiliate of the Seller shall be deemed to be a Seller Entity hereunder.
Section 2.3    Excluded Assets. Notwithstanding anything contained in Section 2.1 and/or Section 2.2 to the contrary, the Seller Entities are not selling, and neither the Buyer nor any Buyer Designee is purchasing, any assets other than those specifically listed or described, as applicable, in Section 2.1 (by virtue of the Buyer acquiring the Acquired Entity Equity Interests) and Section 2.2, and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller Entities, all of which shall be retained by the Seller Entities (collectively, the “Excluded Assets”):
(a)    all cash, cash equivalents and marketable securities;
(b)    books and records that are not Transferred Assets;
(c)    all Intellectual Property that is not Business Intellectual Property, including all Intellectual Property that is not used or held for use, or under development for use, exclusively in the Business and all Intellectual Property used or held for use, or under development for use, in the Excluded Business, including the right to seek damages for the past, present and future infringement or other violation of any such Intellectual Property and the goodwill appurtenant to any such Intellectual Property;
(d)    all bank accounts;
(e)    all accounting records (including records relating to Taxes) and internal reports that are not Transferred Assets;
(f)    any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(g)    any insurance policies and all rights, claims or causes of action thereunder;
(h)    except as specifically provided in Section 5.7, any assets relating to any Employee Plan;
(i)    all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability, together with all books and records related thereto;
(j)    all rights under this Agreement and the Ancillary Agreements;
(k)    all confidential communications between the Seller Entities and their respective Affiliates, on the one hand, and their respective legal counsel and other advisors, on the other hand, to the extent relating to the Business or the Transferred Assets or arising out of or relating to the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, including any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, in each case including information or files in any format in connection therewith;
(l)    any Contract, other than the Contracts listed in Schedule 2.3(l) of the Disclosure Schedules, that relates to the operations of the Seller and its consolidated group of companies as a whole; provided, that, for the avoidance of doubt, no such Contract (other than the Contracts listed in Schedule 2.3(l) of the Disclosure Schedules) shall be subject to Section 2.6;
(m)    any assets or securities transferred in compliance with the last sentence of Section 5.1; and
(n)    the assets listed in Schedule 2.3(n) of the Disclosure Schedules and any and all assets, business lines, properties, rights and claims that do not constitute the Transferred Assets.
Section 2.4    Assumed Liabilities. In connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall, or cause a Buyer Designee to, assume and when due, pay, discharge, perform or otherwise satisfy all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of the Seller Entities and their respective Affiliates to the extent relating to the Business or the ownership or use of the Transferred Assets (the “Assumed Liabilities”), (it being understood that, subject to Section 2.5, the Assumed Liabilities shall also include, and the Buyer shall indirectly assume and agree to pay, discharge, perform or otherwise satisfy, all of the liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primarily or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of the Acquired Entities by virtue of the Buyer’s or the other Buyer Designee’s purchase of the Acquired Entity Equity Interests pursuant to Section 2.1) including, without limitation, the following:
(a)    any Taxes to be paid by the Buyer pursuant to Article VI;
(b)    all liabilities relating to or arising out of the Contracts and the Business Permits to be performed on, prior to or after, or in respect of periods prior to, on or following, the Closing Date;
(c)    all liabilities with respect to any return, repair or similar liabilities related to products and services of the Business that were manufactured, serviced or sold on, prior to or after the Closing Date;

(d)    all liabilities with respect to any product recall or similar liabilities related to products and services of the Business that were manufactured, serviced or sold on, prior to or after the Closing Date or that were held in the Inventory as of the Closing Date;
(e)    all liabilities for death, personal injury, other injury to persons or property damage with respect to any products and services of the Business that were manufactured, serviced or sold on, or prior to or after the Closing Date or that were held in Inventory as of the Closing Date;
(f)    all liabilities (i) relating to the employment or termination of employment of any Transferred Seller Entity Employee arising (A) following the Closing Date and (B) for payroll periods ending on or prior to the Measurement Time, for vacation, holiday, sick time and other leave, and in each case, the employer portion of the payroll Taxes related thereto, to the extent that such amounts in this clause (B) are taken into account in Closing Net Working Capital as finally determined pursuant to Section 2.9, and (ii) assumed by the Buyer or a Buyer Designee (A) as required by Law with respect to any Transferred Seller Entity Employee, and such liabilities as of the Measurement Time shall be taken into account as Indebtedness or Closing Net Working Capital, as the case may be, and as finally determined pursuant to Section 2.9, (B) pursuant to Section 5.7 and/or (C) taken into account as Indebtedness as finally determined pursuant to Section 2.9; and
(g)    all liabilities in respect of any Action, whether class, individual or otherwise in nature, in law or in equity, whether or not presently threatened, asserted or pending, to the extent arising out of, or to the extent related to, the Business or the operation or conduct of the Business on, prior to or after the Closing Date, including, without duplication, Actions in respect of those liabilities set forth in Section 2.4(a) through Section 2.4(f).
The Buyer’s obligations under this Section 2.4 shall not be subject to offset or reduction for any reason, including by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any document delivered in connection herewith or therewith. Each liability of the Seller or any of its Affiliates (other than the Acquired Entities) that would be an Assumed Liability were it to be a liability of a Seller Entity at the Closing shall be deemed upon the Closing to be an Assumed Liability, subject to Section 2.5, and such Affiliate of the Seller shall be deemed to be a Seller Entity hereunder.
Section 2.5    Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, neither the Buyer nor any Buyer Designee is assuming and the Seller shall pay, perform or otherwise satisfy (or cause the other Seller Entities to pay, perform or otherwise satisfy), any liabilities of the Seller Entities or the Acquired Entities other than the Assumed Liabilities (and, for the avoidance of doubt, including those Assumed Liabilities assumed by virtue of the Buyer or a Buyer Designee acquiring the Acquired Entity Equity Interests) (the “Excluded Liabilities”), including the following:
(a)    any liability (i) retained pursuant to Section 5.7 arising in respect of or relating to Business Employees or (ii) arising under any Employee Plan irrespective of whether such liability arises prior to, on, or after the Closing Date, except to the extent assumed by the Buyer or any Buyer Designee pursuant to Section 5.7;
(b)    any Indebtedness outstanding as of the Closing Date to the extent it is not related to the Business;
(c)    any Transaction Expenses;

(d)    any Seller Environmental Liabilities;
(e)    any liability with respect to:
(i)    any former Business Employee irrespective of whether such liability arises prior to, on, or after the Closing;
(ii)    any current Business Employee who is not employed by the Buyer or an Affiliate of the Buyer (including any Acquired Entity) immediately following the Closing, irrespective of whether the liability arises prior to, on, or after the Closing;
(iii)    any current or former employee or service provider of the Seller or an Affiliate of the Seller (other than any Acquired Entity) who is not a Business Employee, irrespective of whether the liability arises prior to, on, or after the Closing;
(iv)    the Transferred Seller Entity Employees arising prior to or on the Closing, other than liabilities (A) arising for those payroll periods ended prior to the Measurement Time for vacation, holiday, sick time and other leave, and in each case, the employer portion of the payroll Taxes related thereto, to the extent that such amounts in this clause (A) are taken into account in Closing Net Working Capital as finally determined pursuant to Section 2.9, or (B) assumed by the Buyer or a Buyer Designee (x) as required by Law with respect to any Transferred Seller Entity Employee, and such liabilities as of the Measurement Time shall be taken into account as Indebtedness or Closing Net Working Capital, as the case may be, and as finally determined pursuant to Section 2.9, (y) pursuant to Section 5.7 and/or (z) taken into account as Indebtedness as finally determined pursuant to Section 2.9; and
(v)    any failure to comply with the obligation to notify, consult with or obtain the consent of any union, works council, employee representatives, or similar labor association or organization (A) required of the Seller or any Affiliate of the Seller (including any Acquired Entity) prior to the Closing and (B) required of the Seller or any Affiliate of the Seller (excluding any Acquired Entity) after the Closing;
(f)    all liabilities relating to or arising under any Contract, to the extent not related to the Business;
(g)    any Taxes to be paid by the Seller pursuant to Article VI; and
(h)    any liability or obligation relating to an Excluded Asset.
Section 2.6    Consents to Certain Assignments; Specific Arrangements.
(a)    Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, permit, claim, right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Law to which any Seller Entity or Acquired Entity is a party or by which it is bound, or in any way adversely affect the rights of any Seller Entity, Acquired Entity or, upon transfer, the Buyer and the Buyer Designees (including, after the Closing, the Acquired Entities) under such asset, permit, claim or right (collectively, “Non-Assignable Assets”). Prior to the Closing, and continuing for a period of 12 months following the Closing Date, the Seller shall use, and shall cause the other Seller Entities to use, and the Buyer shall use, and shall cause the Buyer Designees to use, their respective commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer or a Buyer Designee any Non-Assignable Asset, without any conditions to such transfer or changes or modifications of terms thereunder, and without any obligation to pay any consent, approval or waiver fee, discount, rebate or any money or other consideration to any Person. The Buyer agrees that none of the Seller Entities or, prior to the Closing, the Acquired Entities shall have any liability to the Buyer and the Buyer Designees (including, after the Closing, the Acquired Entities) arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of any circumstances resulting therefrom, except as expressly set forth in this Agreement. The Buyer further agrees that no representation, warranty or covenant of the Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom, and that the Closing shall proceed in accordance with this Agreement and the Buyer and/or the Buyer Designees shall pay the full Estimated Purchase Price at the Closing without the sale, assignment, conveyance, transfer or delivery of such Non-Assignable Assets, in each case except as expressly set forth in this Agreement.
(b)    If any such consent is not obtained prior to Closing and as a result thereof the Buyer or a Buyer Designee shall be prevented by such third party from receiving the rights and benefits with respect to such Non-Assignable Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of any Seller Entity or Acquired Entity, or, after the Closing, the Buyer, a Buyer Designee or any Acquired Entity thereunder so that the Buyer or a Buyer Designee or such Acquired Entity would not in fact receive all such rights or the Buyer, the Buyer Designees or the applicable Acquired Entity would forfeit or otherwise lose the benefit of rights that such entity is entitled to retain, then until the earliest of (i) such time as such consent is obtained, or such consent has been denied in writing, (ii) 12 months following the Closing Date and (iii) with respect to a Non-Assignable Asset that is a Contract, the expiration of the term of such Contract in accordance with its current term or the execution of a replacement Contract following the Closing by the Buyer, a Buyer Designee, an Acquired Entity or an Affiliate of the Buyer, the Seller shall cooperate (and the Seller shall cause the Seller Entities to cooperate) with the Buyer (and the Buyer shall cause the Buyer Designees to cooperate) in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer or a Buyer Designee would obtain the economic claims, rights and benefits under such Non-Assignable Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer or a Buyer Designee; provided, that all reasonable out-of-pocket expenses of the applicable Seller Entity of such cooperation and related actions shall be paid by the Buyer or a Buyer Designee. The Seller shall (and shall cause the applicable Seller Entity to) promptly pay to the Buyer or a Buyer Designee when received all monies received by the Seller Entities under such Non-Assignable Asset or any claim or right or any benefit arising thereunder and the Buyer or a Buyer Designee shall indemnify and promptly pay the Seller for all reasonably incurred liabilities of the Seller Entities associated with such Non-Assignable Asset.
(c)    For so long as the Seller Entities hold any Non-Assignable Assets and provide to the Buyer or a Buyer Designee any claims, rights and benefits of any such Non-Assignable Assets pursuant to an arrangement described in the foregoing Section 2.6(a) and Section 2.6(b), the Buyer shall indemnify and hold harmless the Seller and such Seller Entities and their respective Affiliates from and against all Losses incurred or asserted as a result of the Seller’s or any such Affiliate’s or their respective Affiliate’s post-Closing direct or indirect ownership, management or operation of any such Non-Assignable Asset (only to the extent that such Losses relate to the Business and are not Excluded Liabilities); provided, however, that none of the Buyer, any Buyer Designee or any of their respective Affiliates shall be required to indemnify any Seller Entity of their respective Affiliates to the extent such party seeking indemnification under this Section 2.6(c) has committed gross negligence or willful misconduct with respect thereto. Notwithstanding anything contained herein to the contrary, any transfer or assignment to the Buyer or a Buyer Designee of any Transferred Asset that shall require consent as described above in the foregoing Section 2.6(a) and Section 2.6(b) shall be made subject to such consent being obtained.
Section 2.7    Closing Consideration. In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets and the Acquired Entity Equity Interests to the Buyer and the Buyer Designees, at the Closing, the Buyer and the Buyer Designees shall (a) pay to the Seller on behalf of the Seller Entities, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an aggregate amount equal to the Estimated Purchase Price in immediately available funds in United States dollars and (b) assume the Assumed Liabilities.
Section 2.8    Closing.
(a)    The sale and purchase of the Transferred Assets and Acquired Entity Equity Interests and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, NW, Washington, D.C. 20036, at 10:00 a.m. New York City time on the third Business Day following the satisfaction or, to the extent permitted by Law, waiver of all conditions to the obligations of the parties set forth in Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date”. The Closing shall be effective (for financial accounting, Tax and purchase price adjustment purposes) with respect to a particular Seller Entity or Acquired Entity, as applicable, as of the close of business on the Closing Date (such time on such date, the “Measurement Time”).
(b)    At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller (or one or more other Seller Entities designated by the Seller) the following:
(i)    the Estimated Purchase Price (on behalf of the Seller Entities) to be delivered pursuant to Section 2.7;
(ii)    the certificate to be delivered pursuant to Section 7.2(a);
(iii)    a counterpart of the Assignment and Assumption Agreement, duly executed by the Buyer;
(iv)    a duly executed counterpart of an assignment and assumption agreement with respect to each Real Property Lease in form and substance reasonably satisfactory to the Buyer and the Seller (each, a “Real Property Lease Assignment”) by and between the applicable Seller Entity (as tenant, as assignor) and the Buyer (as assignee);
(v)    a duly executed counterpart of an assignment and assumption agreement with respect to the Business Intellectual Property in form and substance reasonably satisfactory to the Buyer and the Seller (the “Intellectual Property Assignment”) by and between the applicable Seller Entities (as assignors) and the Buyer (as assignee);

(vi)    deliverables in form and substance reasonably satisfactory to the Buyer and the Seller relating to the transfer of Transferred Assets and Acquired Entity Equity Interests in non-US jurisdictions (the “Local Transfer Agreements”);
(vii)    a counterpart of each Real Property Deed, duly executed by the Buyer;
(viii)    a counterpart of the Intellectual Property License Agreement, duly executed by the Buyer;
(ix)    a counterpart of the Trademark License Agreement, duly executed by the Buyer;
(x)    a counterpart of each Ancillary Agreement not listed above, duly executed by the Buyer; and
(xi)    where necessary, certificates sufficient to meet the requirements of any state in which inventory of the Business is being transferred hereunder for an exemption for the transactions contemplated by this Agreement from sales and use tax.
(c)    At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:
(i)    the certificate to be delivered pursuant to Section 7.3(a);
(ii)    certificates evidencing the Acquired Entity Equity Interests, to the extent that such Acquired Entity Equity Interests are in certificated form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and, to the extent such Acquired Entity Equity Interests are not in certificated form, other evidence of ownership or assignment, together with evidence of filings required under Law, if any, of the transfer of ownership of the Acquired Entity Equity Interests;
(iii)    a counterpart of the Assignment and Assumption Agreement, duly executed by each Seller Entity party thereto;
(iv)    a Bill of Sale, duly executed by each Seller Entity party thereto;
(v)    a counterpart of each Real Property Lease Assignment duly executed by the applicable Seller Entity (as assignor);
(vi)    a counterpart of the Intellectual Property Assignment duly executed by the applicable Seller Entities (as assignors);
(vii)    a duly executed certificate of non-foreign status from each applicable Seller Entity (or, if such Seller Entity is a “disregarded entity” within the meaning of Treasury Regulations Section 1.1445-2(b)(2)(iii), the entity that is treated as the transferor of property for U.S. federal income tax purposes) that is a United States Person, within the meaning of Section 7701(a)(30) of the Code, substantially in the form of the sample certification set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B);
(viii)    each deed to any Owned Real Property, with special or limited warranty of title, but otherwise without warranty, representation or covenant, conveying fee simple title to such Owned Real Property to the Buyer, free and clear of all Encumbrances, other than Permitted Encumbrances, in proper form for recording in the jurisdiction in which the Owned Real Property is located (each, a “Real Property Deed”);
(ix)    deliverables relating to the transfer of Transferred Assets and Acquired Entity Equity Interests in non-US jurisdictions;
(x)    a counterpart of the Intellectual Property License Agreement, duly executed by each Seller Entity party thereto;
(xi)    a counterpart of the Trademark License Agreement, duly executed by each Seller Entity party thereto;
(xii)    a certificate of each Seller Entity that owns or leases a manufacturing facility related to the Business certifying as to the accuracy of and attaching (A) such Seller Entity’s Organizational Documents, (B) the incumbency of its officers executing each Ancillary Agreement to which it is a party, and (C) the resolutions of such Seller Entity’s governing body authorizing the execution and delivery of each Ancillary Agreement to which it is a party, and the performance of the transactions contemplated hereby and thereby, duly executed by such Seller Entity; and
(xiii)    a counterpart of each Ancillary Agreement not listed above.
(d)    At or prior to the Closing:
(i)    the Seller shall repay, or cause to be repaid, on behalf of the applicable Seller Entities and the Acquired Entities, the amount payable to each counterparty or holder of Funded Debt of the Seller Entities related to the Business and the Acquired Entities in order to fully discharge such Funded Debt and terminate all applicable obligations and liabilities of the Seller Entities and the Acquired Entities and any of their Affiliates related thereto; and
(ii)    the Seller shall pay, or cause to be paid, on behalf of the Acquired Entities and to the extent unpaid as of immediately prior to the Closing, any Transaction Expenses to each Person who is owed a portion thereof.
(e)    All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated to the payor by or on behalf of the payee at least two Business Days prior to the applicable payment date.
Section 2.9    Purchase Price Adjustment.
(a)    At least three Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a statement (the “Preliminary Closing Statement”) setting forth a good-faith estimate of (i) the Net Working Capital (the “Estimated Net Working Capital”), (ii) Indebtedness of (A) the Acquired Entities and (B) the Seller Entities relating to the Business (the “Estimated Indebtedness”), and (iii) Cash (the “Estimated Cash”), each determined as of the Measurement Time (and, except for Estimated Indebtedness, without giving effect to the transactions contemplated hereby), based on the Seller’s books and records and other information available at the Closing, and calculated on a basis consistent with the accounting principles, practices, assumptions, conventions and policies used in the preparation of the Financial Statements and to the extent not inconsistent therewith, consistent with GAAP (the “Applicable Accounting Principles”). Notwithstanding anything to the contrary contained elsewhere in this Agreement, any income Tax assets or liabilities (whether current or deferred) of the Acquired Entities and the Seller Entities shall be excluded from current assets and current liabilities and shall not be included in the calculation of Estimated Net Working Capital, Closing Net Working Capital or any component thereof. Prior to the Closing, the Seller and the Buyer shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement; provided, that if the parties are unable to resolve all such differences prior to the Closing, the amounts of the Estimated Net Working Capital, Estimated Indebtedness, and Estimated Cash as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price on the Closing Date. In no event shall any item included in the calculation of Estimated Cash, Estimated Indebtedness, or Estimated Net Working Capital be counted more than once for the purposes hereof.
(b)    Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”), that shall include and set forth a calculation in reasonable detail of the actual (i) Net Working Capital (“Closing Net Working Capital”), (ii) Indebtedness of (A) the Acquired Entities and (B) the Seller Entities relating to the Business (“Closing Indebtedness”), and (iii) Cash (“Closing Cash”), each determined as of the Measurement Time (and, except for Closing Indebtedness, without giving effect to the transactions contemplated hereby). The Final Closing Statement shall be prepared on a basis consistent with the Applicable Accounting Principles and this Agreement and shall exclude the effect of any action or omission of the Buyer or its Affiliates following the Closing. To the extent any actions following the Closing with respect to the accounting books and records of the Seller on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon. In no event shall any item included in the calculation of Closing Cash, Closing Indebtedness, or Closing Net Working Capital be counted more than once for the purposes hereof.
(c)    The Final Closing Statement shall become final and binding on the 60th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to the Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash, as set forth in the Final Closing Statement. The Seller shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.9(d).
(d)    During the 30-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties shall seek to resolve in writing any differences that they may have with respect to the calculation of the Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash as specified therein. Any disputed items resolved in writing between the Buyer and the Seller within such 30-day period shall be final and binding with respect to such items, and if the Buyer and the Seller agree in writing on the resolution of any disputed item specified by the Seller in the Notice of Disagreement or the amount of the Closing Net Working Capital, Closing Indebtedness, and Closing Cash, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 30-day period, the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amounts of the Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash. The Independent Accounting Firm shall be Deloitte or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within 30-days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, and/or Closing Cash, that are identified as being items and amounts to which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the Applicable Accounting Principles and this Agreement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, and Closing Cash shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). Absent fraud or manifest error, the determination of the Independent Accounting Firm shall be conclusive and binding upon the parties and shall not be subject to appeal or further review. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 10.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator.
(e)    The fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Buyer and the Seller in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement or any Notice of Disagreement and in connection with the resolution of any dispute pursuant to this Section 2.9, as applicable, shall be borne by such party.
(f)    The Buyer and the Seller will, and will cause the Acquired Entities (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.9) to afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Business (including those of the Acquired Entities) and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.9. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.9; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the party who is not such accountant’s client has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.
(g)    The Purchase Price shall be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) (1) the Closing Net Working Capital as finally determined pursuant to this Section 2.9 minus (2) the Estimated Net Working Capital, minus (B) (1) the Closing Indebtedness as finally determined pursuant to this Section 2.9 minus (2) the Estimated Indebtedness, plus (C) (1) the Closing Cash as finally determined pursuant to this Section 2.9 minus (2) the Estimated Cash;
(ii)    If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller; and
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer.
(h)    Payments in respect of Section 2.9(g) shall be made within three Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.9 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date.
(i)    For the avoidance of doubt, this Section 2.9 is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 2.9, or to adjust for any inconsistencies between the Applicable Accounting Principles, on the one hand, and GAAP, on the other.
Section 2.10    Allocation of Purchase Price.
(a)    The Buyer and the Seller Entities shall allocate the Purchase Price, Assumed Liabilities and any other amount treated as consideration for tax purposes for the Transferred Assets, the Acquired Entity Equity Interests, the Intellectual Property License Agreement and the Trademark License Agreement among the Seller Entities in accordance with Section 2.10(a) of the Disclosure Schedules (such allocation, the “Entity Allocation Schedule”).
(b)    This Section 2.10(b) shall apply to the allocation of the Purchase Price, the Assumed Liabilities and any other amount treated as consideration for Tax purposes for the Transferred Assets, the Acquired Entity Equity Interests, the Intellectual Property License Agreement and the Trademark License Agreement by the Buyer in accordance with the Entity Allocation Schedule and Section 1060 of the Code and the regulations thereunder and other similar Laws (as finally determined under this Section 2.10(b), the “Allocation”). The Buyer shall provide the Seller with a schedule containing the proposed Allocation within sixty (60) Business Days of the date on which the Final Closing Statement is finally determined. The Allocation proposed by the Buyer shall become final and binding on the parties thirty (30) Business Days after the Buyer provides such schedule to the Seller, unless the Seller objects in writing to the Buyer, specifying in reasonable detail the basis for the objection and preparing an alternative allocation. If the Seller does object pursuant to the terms of the preceding sentence, the Seller and the Buyer shall attempt to resolve the dispute within twenty (20) Business Days after written notice to the Buyer of the Seller’s objection. Any such resolution shall be final and binding on the parties hereto. Any unresolved disputes shall be promptly submitted to the Independent Accounting Firm, who shall be engaged to provide a final, binding and conclusive resolution of all such unresolved disputes within thirty (30) Business Days after such engagement in accordance with the principles set out in Section 2.9.

(c)    Each of the parties agrees, unless otherwise required by Law, to (i) prepare and timely file all Tax Returns (and all supplements thereto) in a manner consistent with the Allocation as finalized under Section 2.10(b) and (ii) act in accordance with such Allocation for all Tax purposes.
Section 2.11    Withholding. Except following the occurrence of an event described in Section 1.1445-2(b)(4)(iii) of the Treasury Regulations or with respect to the transfer of a “United States real property interest” (as defined in Code Section 897(c)) by a Seller Entity organized in a non-U.S. jurisdiction, the Buyer shall not be entitled to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder from any amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby so long as the Seller delivers the certificate described in Section 2.8(c)(vii) not later than the Closing. In addition, the Buyer shall be entitled to deduct and withhold such amounts as it is required under other provisions of applicable Law to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby. In the case of any such withholding the Buyer or its Affiliates, as applicable, shall use commercially reasonable efforts to provide written notice to the Seller of such party’s intention to withhold at least 10 Business Days prior to any such withholding and each of the applicable parties shall use commercially reasonable efforts to minimize any such withholding. All amounts withheld and timely paid over to the appropriate Governmental Authority in accordance with this Section 2.11 shall be treated for all purposes of this Agreement as being timely paid to the person with respect to which withholding was made.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in, or qualified by any matter set forth in the Seller’s disclosure schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer, with respect to the Seller, the Seller Entities, Transferred Assets, the Assumed Liabilities, the Business and the Acquired Entities as follows:
Section 3.1    Organization and Qualification. Each of the Seller Entities and each Acquired Entity is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and each of the Seller Entities and Acquired Entities has all necessary organizational power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted. Each of the Seller Entities and each Acquired Entity is duly qualified as a foreign corporation or other business organization, as applicable, to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Transferred Assets or the conduct or operation of the Business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole or that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.
Section 3.2    Authority. The Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement, and by the Seller Entities of the Ancillary Agreements, and the performance and consummation by the Seller Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or other action of the Seller Entities. This Agreement has been, and at the Closing, the Ancillary Agreements will have been, duly executed and delivered by the Seller and the Seller Entities, respectively, and, assuming due execution and delivery by each of the other parties hereto and thereto, constitutes, and in the case of the Ancillary Agreements will constitute, the legal, valid and binding obligations of the Seller Entities, as applicable, enforceable against the Seller Entities, as applicable, in accordance with their respective terms, except as enforcement may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or (b) similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) ((a) and (b) together, the “Bankruptcy and Insolvency Exceptions”).
Section 3.3    No Conflict; Required Filings and Consents.
(a)    The execution and delivery by the Seller Entities of this Agreement and the Ancillary Agreements, as applicable, and the performance and consummation of the transactions contemplated hereby and thereby by the Seller Entities do not, directly or indirectly (with notice or lapse of time or both):
(i)    conflict with or violate the Organizational Documents of the Seller or any Acquired Entity;
(ii)    conflict with or violate the Organizational Documents of any Seller Entity other than the Seller;
(iii)    conflict with or violate any Law applicable to the Seller Entities or the Acquired Entities, the Business or any of the Transferred Assets or by which the Seller, the Business or any of the Transferred Assets may be bound or affected; or
(iv)    conflict with, result in any breach of, constitute a default under, give rise to any revocation, withdrawal, suspension, acceleration, cancellation, termination, or, except as set forth in Schedule 3.3(a)(iv) of the Disclosure Schedules, require any consent of any Person pursuant to any Material Contract;
except, in the case of clause (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby, or that arise as a result of any facts or circumstances relating to the Buyer or any of its Affiliates.
(b)    The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, including with respect to the Seller Entities and the Acquired Entities, except (i) in respect of any Law or other legal restraint designed to govern competition, trade regulation, foreign investment, or national security or defense matters or to prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
Section 3.4    Acquired Entities.

(a)    All of the Acquired Entity Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable (where applicable) and the Acquired Entity Equity Interests collectively constitute all of the issued and outstanding equity interests of the Acquired Entities. The Seller Entities are the holders of record and beneficially of the Acquired Entity Equity Interests set forth opposite such Seller Entity’s name on Schedule 3.4(a) of the Disclosure Schedules, in each case free and clear of all Encumbrances. Except for the Acquired Entity Equity Interests, there are no outstanding securities or other similar ownership interests of any class or type of or in any of the Acquired Entities. There are no outstanding options, warrants, calls, purchase rights, subscription rights, exchange rights or other rights, convertible securities, agreements or commitments of any kind pursuant to which any of the Acquired Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of its securities, or any securities convertible into or exercisable or exchangeable for its securities or (ii) redeem, purchase or otherwise acquire any outstanding securities of any of the Acquired Entities, in each case, other than as may be set forth in the Organizational Documents of such Acquired Entity. The Seller Entities have made available to the Buyer prior to the date of this Agreement true and complete copies of the Acquired Entities’ Organizational Documents, and no Acquired Entity is in default under or in violation of any provision thereof.
(b)    Except for this Agreement, there are no outstanding contracts or understandings between any Seller Entity and any other Person with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on any of the Acquired Entity Equity Interests.
Section 3.5    Financial Statements.
(a)    Copies of the (x) unaudited consolidated balance sheet of the Business as at December 31, 2019 (the “Balance Sheet”), and the related unaudited statement of income of the Business and (y) unaudited consolidated balance sheet of the Business as at December 31, 2018 and December 31, 2017, and the related unaudited statement of income of the Business (collectively, the “Financial Statements” ) are attached hereto as Schedule 3.5(a)(i) of the Disclosure Schedules. The Financial Statements (i) have been prepared based on the Books and Records (except as may be indicated in the notes thereto), (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) fairly present, in all material respects, the consolidated financial position and results of operations of the Business as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein or in Schedule 3.5(a)(ii) of the Disclosure Schedules; provided, that the Financial Statements and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and therefore the Financial Statements do not include all of the costs necessary for the Business to operate as a separate standalone entity, nor do they necessarily represent the financial, operating or other results of the Business had the Business been operated as a standalone entity.
(b)    There are no material debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (i) reflected or reserved against on the Financial Statements or the notes thereto, (ii) incurred since the date of the Balance Sheet in the ordinary course of business and similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period, or (iii) for Taxes.
Section 3.6    Absence of Certain Changes or Events.

(a)    Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect.
(b)    Except in connection with or in preparation for the transactions contemplated hereby, and in connection with a potential separation of the Business from the other businesses of the Seller, since date of the Balance Sheet through the date of this Agreement, the Seller has conducted the Business in all material respects in the ordinary course of business consistent with past practice.
(c)    Without limiting the generality of the foregoing, since date of the Balance Sheet, no Seller Entity or Acquired Entity, as applicable, has, in connection with the Business taken any action that, if taken after the date hereof, would have been prohibited by Section 5.1(c)(i), (ii), (v), (ix), (xiii) or (xiv), or authorized any of, or committed or agreed to take, whether in writing or otherwise, or do any such action.
Section 3.7    Compliance with Law; Permits.
(a)    The Seller Entities and the Acquired Entities are, and since January 1, 2017, have been, in material compliance with all Laws applicable to the conduct of the Business. Since January 1, 2017, no Seller Entity or Acquired Entity has received any written notice or, to the Knowledge of the Seller, any other communication, regarding any actual, alleged, or potential material violation of, or material failure to comply with, any Law applicable to the conduct of the Business, the Transferred Assets, or the Assumed Liabilities. To the Knowledge of the Seller, no Seller Entity or Acquired Entity is under investigation with respect to a material violation of any Law applicable to the conduct of the Business, the Transferred Assets, or the Assumed Liabilities.
(b)    The Seller Entities and/or the Acquired Entities are in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted (the “Permits”). Each such Permit is valid and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. The Seller Entities and the Acquired Entities are, and since January 1, 2017 have been, in compliance with the terms of the Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business, taken as a whole. Since January 1, 2017, no Seller Entity or Acquired Entity has received any written notice or other written communication regarding any actual or, to the Knowledge of the Seller, threatened, revocation, withdrawal, suspension, cancellation termination, or modification of any Permit, in each case, that is unresolved as of the date of this Agreement and except where the failure to have, or revocation, withdrawal, suspension, cancellation termination, or modification of, any of such Permits would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
(c)    No representation or warranty is made under this Section 3.7 with respect to ERISA, Taxes or environmental matters, which are covered exclusively by Section 3.9, Section 3.14 and Section 3.15, respectively.
Section 3.8    Litigation. As of the date hereof, and except as set forth in Schedule 3.8 of the Disclosure Schedules, there is no Action by or against the Seller Entities or the Acquired Entities in connection with the Business or the Transferred Assets pending, or to the Knowledge of the Seller, threatened in writing, that could, individually or in the aggregate, reasonably be expected to (a) be material to the Business taken as a whole or (b) challenges or has the effect of preventing, enjoining, materially delaying or materially impeding the transactions contemplated by this Agreement. To the Knowledge of the Seller, no event or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.
Section 3.9    Employee Plans.
(a)    Schedule 3.9(a) of the Disclosure Schedules sets forth all material Employee Plans, including all Employee Plans that are sponsored, maintained, or contributed to for the benefit of Business Employees who are located outside of the United States (each, a “Non-US Employee Plan”). Within thirty (30) days following the execution of this Agreement, the Seller shall update Schedule 3.9(a) of the Disclosure Schedules to include all Employee Plans and Non-US Employee Plans, whether or not such Employee Plans or Non-US Employee Plans are material. The Seller has made available to the Buyer a true and complete copy of the following documents: (i) the current summary description of each Employee Plan (if such a summary is legally required) and any material modifications thereto, (ii) the most recent determination letter from the IRS, if any, with respect to any Employee Plan qualified under Section 401(a) of the Code, and (iii) the most recent actuarial valuation or financial statements for each Employee Plan and Non-US Employee Plan. Within thirty (30) days following the execution of this Agreement, the Seller shall make available to the Buyer each writing (plan document, adoption agreement, trust agreement, and any written summary of any unwritten Employee Plan or Non-US Employee Plan) constituting an Employee Plan, including all Non-US Employee Plans.
(b)    With respect to the Employee Plans: (i) no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Seller or any of its Affiliates, including any Acquired Entity, could be subject to any material liability under the terms of such Employee Plan, including each Non-US Employee Plan, ERISA, the Code or other Law, (ii) each of the Employee Plans, including each Non-US Employee Plan, has been operated and administered in all material respects in accordance with Law and administrative or governmental rules and regulations, including ERISA and the Code and (iii) each Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the IRS and, to the Knowledge of the Seller, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification. If required, each Non-US Employee Plan is registered and approved by any applicable Governmental Authority. There are no Actions pending or, to the Knowledge of the Seller, threatened with respect to the Employee Plans, including the Non-US Employee Plan, that could result in liability for any Acquired Entity or that otherwise involve a Business Employee (other than routine claims for benefits).
(c)    Except as set forth in Schedule 3.9(c) of the Disclosure Schedules, no Acquired Entity maintains, sponsors or contributes to, and no Business Employee is a participant in: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and each such multiemployer plan to which the Seller or an Affiliate of the Seller participates on behalf of any current or former Business Employee or that is contributed to by an Acquired Entity, a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), (ii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Except as set forth in Schedule 3.9(c) of the Disclosure Schedules, or as would not, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole, no Acquired Entity maintains, sponsors or contributes to, and no Business Employee is a participant in: an Employee Plan, including a Non-US Employee Plan, that provides health or life insurance benefits following retirement or termination, other than health continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, or other Law.
(d)    With respect to each Employee Plan that is subject to Title IV of ERISA, other than any Multiemployer Plan: (i) the Seller, the Acquired Entities, and their respective ERISA Affiliates have satisfied the minimum funding standards of Section 430 of the Code; (ii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred in the last 6 years, other than any such event for which the 30-day notice period has been waived by the Pension Benefit Guaranty Corporation (the “PBGC”), (iii) in the last 6 years, all premiums required to be paid to the PBGC have been timely paid in full; and (iv) the Seller, the Acquired Entities and their respective ERISA Affiliates do not have any unsatisfied liabilities under Title IV of ERISA other than for PBGC premiums or plan contributions that are due but not delinquent under Section 4007 of ERISA.
(e)    Except as set forth on Schedule 3.9(f) of the Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with any other event (where such other event would not alone have an effect described in this sentence), shall not accelerate the time of payment or vesting, increase or require the funding of any amount of compensation or benefits due to, or result in forgiveness of any debt of, in each case, any Business Employee or other employee or individual service provider of the Acquired Entities. No amount that could be received (whether in cash or property or the vesting of the property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director or other service provider of the Seller or an Affiliate of the Seller would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.
Section 3.10    Labor and Employment Matters.
(a)    Schedule 3.10(a) of the Disclosure Schedules sets forth a true and complete list of any material collective bargaining contract, works council agreement, employee representative agreement, or similar labor association or representation agreements that pertain to any Business Employees in China, Germany, India, Mexico and the United States. Within 30 days following the date of this Agreement, the Seller shall update Schedule 3.10(a) of the Disclosure Schedules to include all labor or collective bargaining contracts, works council agreements, employee representative agreements, or other similar agreements or arrangements that pertain to any Business Employees and, except as set forth on such updated Schedule 3.10(a) of the Disclosure Schedules, none of the Seller Entities or the Acquired Entities is a party to any labor or collective bargaining contract, works council agreement, employee representative agreement, or other similar agreements or arrangements that pertains to any Business Employees. As of the date hereof, (a) there are no organizing activities or collective bargaining arrangements that would affect the Business pending or, to the Knowledge of the Seller, under discussion with any labor organization or Business Employees and (b) there are no lockouts, strikes, slowdowns or work stoppages pending or, to the Knowledge of the Seller, threatened by or with respect to any Business Employees that would, in each case, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole.
(b)    The Seller has made available to the Buyer a true, complete, and anonymous list of all Business Employees (as of the date of this Agreement) except those described on Schedule A-1, including each Business Employee’s location of employment, employing entity, title, years of service, salary band, annualized base salary or hourly wage rate, and target annual bonus opportunity.
(c)    There are no Actions against the Seller or any Affiliate of the Seller (including the Acquired Entities) pending, or, to the Knowledge of the Seller, threatened to be brought, initiated or filed, in connection with any employee or former employee of an Acquired Entity or the Business or applicant for employment with, or independent contractor or consultant of any Acquired Entity or the Business that would, individually or in the aggregate, reasonably be expected to be material to the Business taken as a whole. Except as would not reasonably be expected to result in material liability to the Business, no individual who has performed services for the Business has been improperly excluded from participation in any Employee Plan (including any Non-US Employee Plan), or is or has been misclassified as an independent contractor rather than as an employee, or as exempt rather than non-exempt under applicable federal or state Law.
(d)    The Seller and its Affiliates (including the Acquired Entities) have paid (i) to all current and former Business Employees and other employees of the Acquired Entities, any wages, salaries, commissions bonuses, benefits, compensation, overtime, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable; and (ii) to all independent contractors and consultants servicing the Business, any fees for services that are due and payable.
Section 3.11    Insurance. Schedule 3.11 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies maintained by the Seller Entities and the Acquired Entities with respect to the Business and the Transferred Assets, summaries of which have been provided to the Buyer. All premiums due and payable under such insurance policies have been paid and each Seller Entity and Acquired Entity is otherwise in material compliance with the terms thereof. No Seller Entity or Acquired Entity has received written notice of, or to the Knowledge of the Seller, there is no threatened, termination of (other than in connection with normal renewals), or material premium increase with respect to, any such insurance policy. No Acquired Entity has ever maintained, established or sponsored any self-insurance program, retrospective premium program, or captive insurance program.
Section 3.12    Real Property.
(a)    Schedule 3.12(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property. The applicable Seller Entities or Acquired Entities have valid fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Owned Real Property is not subject to any options to purchase, rights of first refusal, rights of first offer, preferential rights or similar rights (including, any right or option of use or occupancy pursuant to any leases, subleases, licenses or other agreements), and no Person has any right or option to purchase or otherwise acquire the Owned Real Property, or any part thereof or interest therein.
(b)    Schedule 3.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor of each such parcel of Leased Real Property. The applicable Seller Entities or Acquired Entities have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. The Seller has made available to the Buyer true and complete copies of all leases or subleases granting the applicable Seller Entities and Acquired Entities the right to use and occupy any material parcel of Leased Real Property (each, a “Real Property Lease” and collectively, the “Real Property Leases” ). All Real Property Leases are valid, binding and in full force and effect, the applicable Seller Entities or Acquired Entities have not received any written notice of a material breach of default thereunder that remains uncured as of the date of this Agreement, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default thereunder.

Section 3.13    Intellectual Property.
(a)    Schedule 3.13(a) of the Disclosure Schedules sets forth a true and complete list of all Patents, Internet domain names, registered Marks and applications to register any Marks, registered Copyrights and applications for registration of Copyrights, in each case that is Business Intellectual Property owned or purported to be owned by any Acquired Entity or any Seller Entity. As of the Closing, a Seller Entity or an Acquired Entity shall be the sole and exclusive owner, and the record owner, of all right, title and interest in and to such Business Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, and, to the Knowledge of the Seller, all such Business Intellectual Property shall be valid and enforceable. No loss or expiration of any Business Intellectual Property is pending or, to the Knowledge of the Seller, threatened. With respect to any material software that is Business Intellectual Property owned or purported to be owned by any Acquired Entity or any Seller Entity, (i) no Seller Entity or Acquired Entity has any obligation to provide the source code to any third party, including under any escrow agreement or open source software license, and (ii) to the Knowledge of the Seller, such software is operable for its intended purpose, complies in all material respects with any warranty provided to any customer of such software and is free from viruses and other malware.
(b)    Except as set forth on Schedule 3.13(b) of the Disclosure Schedules, no claim has been asserted or, to the Knowledge of the Seller, threatened that the use or exploitation by any Seller Entity or any Acquired Entity of any Intellectual Property listed in Schedule 3.13(a) of the Disclosure Schedules infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or which challenges the ownership, use, patentability, registration, validity or enforceability of any Business Intellectual Property.
(c)    The former and current products, services and conduct of the Business (including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation of such products and services) have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. To the Knowledge of the Seller, (i) no Person is infringing or otherwise violating any Business Intellectual Property and (ii) no such claim has been asserted by any Seller Entity or any Acquired Entity against any Person.
(d)    The Seller Entities and the Acquired Entities have taken commercially reasonable measures to protect the confidentiality of all trade secrets and other material confidential information that constitute Business Intellectual Property. No current or former employee, contractor or consultant of any Seller Entity or Acquired Entity has any right, title or interest, directly or indirectly, in whole or in part, in any material Business Intellectual Property owned or purported to be owned by any Seller Entity or Acquired Entity. The Seller Entities and Acquired Entities have obtained from all Persons who have created any material Business Intellectual Property that is not owned by a Seller Entity or Acquired Entity by operation of Law valid and enforceable written assignments of any such Intellectual Property to a Seller Entity or Acquired Entity. To the Knowledge of the Seller, no Person is in material violation of any such written assignment agreements with respect to any matter relating to Business Intellectual Property.
(e)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Acquired Entity’s right to own or use any material Business Intellectual Property. Immediately subsequent to the Closing, (i) the Business Intellectual Property will be owned or available for use by Acquired Entities on terms and conditions substantially the same as those under which the Seller Entities or the Acquired Entities, as applicable, own or use such Business Intellectual Property immediately prior to the Closing and (ii) no Seller Entity will own or have any right, title or interest in or to any Business Intellectual Property.
(f)    Exclusively Licensed Patents; Licensed Marks. All Patents owned by the Seller or any of its Affiliates that contain one or more claims covering inventions developed primarily for the Business are Exclusively Licensed Patents (as defined in the Intellectual Property License Agreement) that are exclusively licensed to the Licensee under the Intellectual Property License Agreement. All Marks owned by the Seller or any of its Affiliates and used in the Business are either Business Intellectual Property or are licensed to Buyer under the Trademark License Agreement. All Non-Exclusively Licensed Marks (as defined in the Trademark License Agreement) either include the “Eaton” name or are used solely in connection with Business products and services in the land-based military markets.
Section 3.14    Taxes. Except as set forth in Schedule 3.14 of the Disclosure Schedules:
(a)    Each Seller Entity has filed or caused to be filed in a timely manner (within any applicable extension periods) all income and other material Tax Returns required to be filed with respect to the Acquired Entities and Transferred Assets and has paid or caused to be paid all material Taxes shown to be due on such Tax Returns. All such Tax Returns were true, correct and complete in all material respects.
(b)    No presently effective waivers or extensions of statutes of limitation with respect to any material Taxes have been given, and no request for any such waiver or extension is currently pending, in each case, with respect to the Acquired Entities or Transferred Assets for any taxable years.
(c)    The Acquired Entities have no agreement with any Person regarding the filing of any material Tax Returns or relating to the sharing of any material Tax benefits or liabilities with such Persons, other than provisions of contracts entered into in the ordinary course of business with third parties that normally include these type of provisions such as leases or credit agreements.
(d)    The Acquired Entities are not currently the subject of any audit or examination or Action with respect to any income or other material Taxes. Since January 1, 2015, no Acquired Entity has received a written notice from any Governmental Authority that any Acquired Entity is required to pay Taxes or file Tax Returns in a jurisdiction in which such Acquired Entity does not file Tax Returns or pay Taxes. No Acquired Entity has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.
(e)    Since the date of the Balance Sheet, except as would not have a Material Adverse Effect, no Acquired Entity has (i) entered into any agreement with any Governmental Authority (including a “closing agreement” under Code Section 7121) with respect to any material Tax matter, (ii) changed an accounting period with respect to Taxes, (iii) changed or revoked any election with respect to material Taxes, or (iv) made any material Tax election inconsistent with past practices.
(f)    Each Acquired Entity and, with respect to the Transferred Assets, each Seller Entity has timely and properly withheld (i) all material required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all material sales, use, ad valorem, and value added Taxes. Each Acquired Entity and Seller Entity timely remitted all such withheld Taxes to the proper Governmental Authority in accordance with all Laws.

(g)    No Acquired Entity is liable for material Taxes of any other Person (except for another member of a Seller Affiliated Group or a Company Affiliated Group) as a result of successor liability, transferee liability, joint or several liability or otherwise.
(h)    No Seller Entity (as it relates to the Business) nor any Acquired Entity has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Authority that relates to the Transferred Assets or to the Taxes or Tax Returns of any Acquired Entity. No power of attorney granted by any Acquired Entity with respect to any Taxes is currently in force.
(i)    No Acquired Entity has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the 2 years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.
(j)    No Acquired Entity has engaged in any transaction that could affect the income Tax liability for any period not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (irrespective of the effective dates).
(k)    No Acquired Entity or Seller Entity with respect to the Transferred Assets is subject to a material Tax holiday, Tax incentive or grant in any jurisdiction that based on Law could be subject to recapture at or following the Closing.
(l)    No Acquired Entity is required to include any material item of income, or exclude any material item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts paid or received on or prior to the Closing Date or deferred revenue received prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period made prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); or (v) an agreement entered into with any Governmental Authority on or prior to the Closing Date. No Acquired Entity uses the cash basis method of accounting for income Tax purposes.
(m)    No Acquired Entity owns, nor does any Transferred Asset constitute, an interest in any Flow-Thru Entity (other than an Acquired Entity).
(n)    Each Acquired Entity organized under the Laws of a non-U.S. jurisdiction is classified for U.S. federal income Tax purposes as a corporation under Treasury Regulations Section 301.7701-3 (by default status) and no election has been made (or is pending) to change the U.S. federal income Tax classification of any Acquired Entity.
(o)    No Acquired Entity engages (or has engaged) in a trade or business in a country other than a country in which such Acquired Entity is incorporated or otherwise files applicable Tax Returns.
(p)    Each Acquired Entity has complied in all material respects with all transfer pricing rules (including maintaining appropriate documentation for all transfer pricing arrangements for purposes of Code Section 482 (or any similar provision of non-U.S. Law)).

(q)    The representations and warranties contained in this Section 3.14 and those representations and warranties related to Taxes in Section 3.9 are the only representations and warranties being made with respect to Taxes.
Section 3.15    Environmental Matters.
(a)    As of the date of this Agreement, the Seller Entities and the Acquired Entities are in and since January 1, 2015, have been in material compliance with all applicable Environmental Laws and have timely obtained, maintain in full force and effect and are in compliance in all material respects with all material Environmental Permits, in each case, in connection with the conduct or operation of the Business and the ownership or use of the Transferred Assets as of the date hereof. There are no unresolved Actions alleging material violation of or material liability pursuant to any Environmental Law pending or, to the Knowledge of the Seller, threatened in writing against the Seller Entities or the Acquired Entities in connection with the conduct or operation of the Business or the ownership or use of the Transferred Assets. There have been no releases of Hazardous Substances at the Real Property by the Seller Entities or the Acquired Entities, and neither the Seller Entities nor any of the Acquired Entities have released Hazardous Substances at any real property formerly owned, leased, used or operated by the Seller Entities or the Acquired Entities, except for such releases that would not reasonably be expected to result in material liability to the Business taken as a whole.
(b)    The representations and warranties contained in this Section 3.15 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related to the Business, the Transferred Assets or the Seller Entities’ and the Acquired Entities’ ownership or operation thereof.
(c)    For purposes of this Agreement:
(i)    “Environmental Laws” means any Laws of any Governmental Authority in effect as of the date hereof relating to protection of the environment, or worker health and safety pertaining to Hazardous Substances.
(ii)    “Environmental Permits” means all Permits required under any Environmental Law to operate the Business, or to own or use the Transferred Assets.
Section 3.16    Anti-Bribery/Anti-Corruption & International Trade Matters.
(a)    No officer, director, manager, employee, agent, or member of any Seller Entity or Acquired Entity is a foreign official within the meaning of the United States Foreign Corrupt Practices Act of 1977, as amended.
(b)    Neither the Seller Entities or Acquired Entities, nor any of their directors, officers, managers, or employees, nor, to the Knowledge of the Seller, any of their agents or third-party representatives, is currently or has since January 1, 2017 been: (i) a Sanctioned Person or (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country.
(c)    To the Knowledge of the Seller, in connection with or relating to the business of the Seller Entities and Acquired Entities, neither the Seller Entities or Acquired Entities, nor any of their directors, officers, managers, employees, agents, or third-party representatives, is or has been the subject of any investigation, inquiry, or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under International Trade Laws or Anti-Bribery/Anti-Corruption Laws (including by virtue of having made any disclosure relating to any offense or alleged offense), and no such investigation, inquiry, or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry, or proceedings.
(d)    Since January 1, 2017, neither the Seller Entities or the Acquired Entities, nor in connection with the business of any Seller Entity or any Acquired Entity, any of their respective directors, officers, managers, or employees, nor, to the Knowledge of the Seller, any of their agents or third party representatives, have violated any International Trade Law.
(e)    Schedule 3.16(e) of the Disclosure Schedules identifies all products of the Business that are subject to (i) antidumping, countervailing or other penalty duties as of the date of this Agreement or in the immediately preceding five years; (ii) Section 301 tariffs and proposed Section 301 tariffs; (iii) import quotas.
Section 3.17    Material Contracts.
(a)    Schedule 3.17 of the Disclosure Schedules sets forth a true and complete list of the following written Contracts (other than purchase orders and invoices) (such contracts as described in this Section 3.17(a) being “Material Contracts”):
(i)    Contracts that provide for payment or receipt by the applicable Seller Entity or Acquired Entity in connection with the Business of more than $[***] million per year, including any such Contracts with customers or clients;
(ii)    Contracts relating to Indebtedness for Funded Debt;
(iii)    Contracts that limit or purport to limit, in any material respect, the ability of any Seller Entity to conduct the Business, or any Acquired Entity to compete in any line of business, in any geographic area during any period of time;
(iv)    material joint venture, partnership, or other similar Contracts;
(v)    Contracts under which any Seller Entity or Acquired Entity is lessee or sublessee of or holds or operates any material Real Property;
(vi)    Contracts under which any Seller Entity or Acquired Entity is lessor or sublessor of or permits any third party to hold or operate any material Real Property;
(vii)    Contracts under which any Seller Entity or Acquired Entity leases personal property having aggregate payments in excess of $5 million per year;
(viii)    material Contracts relating to the development, ownership, use, registration or enforcement of any Business Intellectual Property, excluding (A) confidentiality agreements entered into in the ordinary course of business consistent with past practice; (B) assignments of Intellectual Property entered into with employees of any Acquired Entities or Seller Entities in the ordinary course of business consistent with past practice and in the form made available by the Seller to the Buyer; and (C) non-exclusive licenses of commercially available off-the-shelf software having a total replacement cost of less than $100,000;
(ix)    Contracts for capital expenditures in excess of $[***] million;
(x)    Contracts with any Business Employee providing services to the Business whose annualized compensation is, or is expected to be, at least $[***], provided, that within thirty (30) days following the execution of this Agreement, the Seller shall update Schedule 3.17(a)(x) of the Disclosure Schedules to include all Contracts with any Business Employee providing services to the Business whose annualized compensation is, or is expected to be, at least $[***];
(xi)    any staffing agreement, leasing agreement, or similar service agreement for the engagement of temporary employees or leased employees servicing the Business whose annual fees are, or are expected to be, at least $[***];
(xii)    any material collective bargaining, works council, employee representative, or similar labor association or representation agreement with respect to Business Employees in China, Germany, India, Mexico and the United States; provided, that within thirty (30) days following the execution of this Agreement, the Seller shall update Schedule 3.17(a)(xii) of the Disclosure Schedules to include all collective bargaining, works council, employee representative, or similar labor association or representation agreements with respect to Business Employees regardless of the country in which such Business Employees are employed;
(xiii)    Contracts pursuant to which any Seller Entity or Acquired Entity acquired or disposed of any business (whether by merger or consolidation with, purchase of all or a substantial portion of the assets or any equity interests of any corporation, partnership, limited liability company, other business organization or division or otherwise) relating to the Business for which there are outstanding payment or indemnification obligations or restrictive covenants;
(xiv)    Contracts with Material Customers or Material Suppliers;
(xv)    Contracts with any Related Party, other than Contracts that will be terminated at or prior to the Closing;
(xvi)    Contracts entered into within the last three years in respect of the settlement of any Action in excess of $[***] million; and
(xvii)    Contracts with Governmental Authorities involving aggregate payments in excess of $[***] million per year.
(b)    Each Material Contract (i) is valid and binding on the applicable Seller Entity or Acquired Entity and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the transactions contemplated by this Agreement, except to the extent that any necessary consents are not obtained. Neither the Seller Entities or Acquired Entities, nor, to the Knowledge of the Seller, any other party to a Material Contract, (A) is in breach, violation of, or default under any such Material Contract to which it is a party or (B) has received or provided any written notice of any intention to terminate any Material Contract. The Seller Entities have made true and complete copies of each Material Contract available to the Buyer.

Section 3.18    Product Warranty and Recalls. Each product manufactured, sold or delivered or service provided in connection with the Business has been manufactured, sold, delivered or provided, as applicable, in conformity with all applicable contractual commitments (including any applicable warranties (express or implied)), and neither the Seller Entities nor the Acquired Entities have any liability for replacement or repair thereof or Losses in connection therewith (including those for product warranties, product recalls, refunds or sales returns, repair or replacement and performance guarantees and similar obligations) in excess of the reserve set forth on the Final Closing Statement. Except as set forth in Schedule 3.18 of the Disclosure Schedules, none of the products sold or services provided in connection with the Business are the subject of any product recall, safety warning or service bulletin nor is there any basis therefor.
Section 3.19    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller Entities or Acquired Entities.
Section 3.20    Material Customers; Material Suppliers.
(a)    Schedule 3.20(i) of the Disclosure Schedules sets forth a true and complete list of the top 20 customers of the Business (the “Material Customers”) on an aggregate basis based on consolidated gross revenue per customer for the 12 months ended December 31, 2019. Schedule 3.20(ii) of the Disclosure Schedules sets forth a true and complete list of the top 20 suppliers of the Business (the “Material Suppliers”) on an aggregate basis based on payables for the 11 months ended November 30, 2019.
(b)    To the Knowledge of the Seller, since January 1, 2019, no Material Customer or Material Supplier has terminated a Contract or group of related Contracts for the sale or purchase of Inventory pursuant to the termination provisions of such Contract or group of related Contracts, that involved, in each case, the payment or receipt of an amount in excess of $10 million.
Section 3.21    Related Party Transactions. Except as set forth in Schedule 3.21 of the Disclosure Schedules, to the Knowledge of the Seller, no Seller Entity, director, officer or employee of any Seller Entity or Acquired Entity, or Affiliate of any such Seller Entity, director, officer or employee (each, a “Related Party”) (i) owns, directly or indirectly, whether on an individual, joint or other basis, any interest in any (A) material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to the Business, (B) Person that has had business dealings or a material financial interest in any transaction with any Seller Entity or Acquired Entity that relates to the Business, other than in the ordinary course of business on terms and conditions as favorable to the Seller Entity or the Acquired Entity as would have been obtained by it at the time in a comparable arm’s length transaction with a Person other than a Related Party, or (C) Person that is a supplier, customer or competitor of the Business except for securities having no more than two percent (2%) of the outstanding shares of any class of capital stock of any such supplier, customer or competing business if such stock is publicly traded, (ii) serves as an officer, director or employee of any Person that is supplier, customer or competitor of the Business, or (iii) has engaged in any material transaction with any Seller Entity or Acquired Entity relating to the Business in the 12 months preceding the date of this Agreement (other than in such Related Party’s capacity as a director, officer or employee).
Section 3.22    Title to Assets; Sufficiency of Assets.

(a)    The Seller Entities or Acquired Entities have good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, the Transferred Assets, free and clear of all Encumbrances, other than Permitted Encumbrances.
(b)    The Transferred Assets, together with the Intellectual Property licensed under the Intellectual Property License Agreement or the Trademark License Agreements and the services to be provided pursuant to the Transition Services Agreement, constitute, and following the Closing will constitute, all of the properties and assets necessary for the Buyer and/or the Buyer Designees to conduct the Business in all material respects as conducted as of the date hereof.
Section 3.23    Books and Records. The Books and Records (including the books and records of the Acquired Entities) are complete and accurate and have been maintained in accordance with sound business practices and adequate systems of internal controls, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Business.
Section 3.24    Exclusivity of Representations and Warranties. None of the Seller Entities or any of their respective Affiliates or Representatives is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to the Business, the Acquired Entities, the Transferred Assets or the Assumed Liabilities (including any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Transferred Assets), except as otherwise expressly set forth in this Article III, and the Seller hereby disclaims any such other representations or warranties. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Excluded Assets or Excluded Liabilities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as set forth in, or qualified by any matter set forth in the Buyer’s disclosure schedules attached hereto (the “Buyer Disclosure Schedules”), the Buyer hereby represents and warrants to the Seller as follows:
Section 4.1    Organization. The Buyer is a public limited liability company duly organized, validly existing and in good standing under the laws of the Kingdom of Denmark and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 4.2    Authority. The Buyer and the Buyer Designees have all necessary corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Buyer Designees of this Agreement, the Ancillary Agreements and the consummation by the Buyer and/or the applicable Buyer Designees of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and at the Closing, the Ancillary Agreements will have been, duly executed and delivered by the Buyer and/or the applicable Buyer Designees and assuming due execution and delivery by each of the other parties hereto and thereto, constitutes, and in the case of the Ancillary Agreements will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer and/or the applicable Buyer Designees in accordance with their respective terms, except as enforcement may be limited by the Bankruptcy and Insolvency Exceptions.
Section 4.3    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance by the Buyer and the applicable Buyer Designees of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby do not, directly or indirectly (with notice or lapse of time or both):
(i)    conflict with or violate the Organizational Documents of the Buyer or any Buyer Designee;
(ii)    conflict with or violate any Law applicable to the Buyer or the applicable Buyer Designees or by which any property or asset of the Buyer or the applicable Buyer Designees are bound or affected; or
(iii)    conflict with, result in any breach or violation of, constitute a default under, give rise to any revocation, withdrawal, suspension, acceleration, cancellation, termination, or require any consent of any Person pursuant to any material contract or agreement to which the Buyer is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.
(b)    The Buyer and the applicable Buyer Designees are not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer and/or the applicable Buyer Designees of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, except (i) any filings required to be made under Antitrust Laws or set forth on Schedule 4.3(b) of the Buyer Disclosure Schedules or (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Financing. The Buyer shall have immediately prior to the Closing, sufficient cash on hand or other sources of immediately available funds to permit the Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and to pay all related fees, expenses and out-of-pocket costs payable by the Buyer or the Buyer Designees arising therefrom.
Section 4.5    Brokers. Except for Citibank, the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
Section 4.6    Litigation. There is no Action pending, or, to the Knowledge of the Buyer, threatened in writing, that could, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. To the Knowledge of the Buyer, no event or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Action.
Section 4.7    Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Business, the Acquired Entities, the Transferred Assets, the Assumed Liabilities and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Neither the Seller nor any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning the Business, the Acquired Entities, the Transferred Assets or the Assumed Liabilities contained herein or made available in connection with the Buyer’s investigation of the foregoing, except as expressly set forth in this Agreement, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III hereof. Absent Fraud, neither the Seller nor any of its Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. Neither the Seller nor any of its Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Business, the Acquired Entities or the Transferred Assets. The Buyer acknowledges and agrees that the representations and warranties in Article III are the result of arms’ length negotiations between sophisticated parties and such representations and warranties are made, and the Buyer is relying on such representations and warranties, solely for the purposes of (a) Section 7.3(a), (b) rights to indemnification under Article VIII and (c) Section 9.1 hereof. The Buyer has no actual knowledge that any of the representations or warranties made by the Seller as of the date hereof are untrue, incomplete or inaccurate in any material respect.
Section 4.8    Solvency. Immediately after giving effect to the consummation of the transactions contemplated hereby, the Buyer and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 4.8, “Solvent” means, with respect to the Buyer and its Subsidiaries, taken as a whole, that: (a) the fair saleable value (determined on a going concern basis) of the assets of the Buyer and its Subsidiaries, taken as a whole, shall be greater than the total amount of the liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of the Buyer and its Subsidiaries, taken as a whole; (b) the Buyer and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) the Buyer and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses as currently contemplated.
Section 4.9    Acquisition of Shares for Investment. The Buyer is acquiring the Acquired Entity Equity Interests for investment purposes and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Acquired Entity Equity Interests. The Buyer acknowledges that the Acquired Entity Equity Interests have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Acquired Entity Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. The Buyer is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Acquired Entity Equity Interests that the Buyer receives, directly or indirectly, hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. The Buyer is able to bear the economic risk of holding the Acquired Entity Equity Interests for an indefinite period (including total loss of its investment).
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to the Closing. Except as otherwise contemplated by this Agreement or as set forth on Schedule 5.1 of the Disclosure Schedules, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall, and shall cause the Seller Entities and Acquired Entities to, (a) conduct the Business only in the ordinary course of business consistent with past practice in all material respects, (b) use their respective commercially reasonable efforts to preserve intact the current organization of the Business (subject to the last sentence of this Section 5.1) and the present commercial relationships with the Business Employees and with their customers, suppliers, lenders, regulators and others having commercial relationships with the Business or any Seller Entity, in each case in all material respects, and (c) not, in connection with the Business:
(i)    sell, transfer, encumber or otherwise dispose of any assets of the Business, other than (A) immaterial dispositions of tangible personal property in the ordinary course of business consistent with past practice, (B) Inventory sold or disposed of in the ordinary course of business consistent with past practice, and (C) with respect to Intellectual Property, non-exclusive licenses, covenants not to assert or similar rights granted in the ordinary course of business consistent with past practice;
(ii)    acquire by merger or consolidation with, or purchase all or a substantial portion of the assets or any equity interests of any corporation, partnership, limited liability company, other business organization or division thereof, other than in the ordinary course of business;
(iii)    authorize or effect any amendment to or change to the Organizational Documents of the Acquired Entities;
(iv)    (A) issue or authorize the issuance of any equity interest in the Acquired Entities, grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any equity interest in the Acquired Entities, sell or otherwise dispose of any equity interest in the Acquired Entities, or redeem, repurchase or otherwise acquire any equity interest in the Acquired Entities, or (B) encumber any equity interest of the Acquired Entities;
(v)    enter into or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization;
(vi)    issue, incur, assume, guarantee, or amend any Indebtedness for Funded Debt in an amount greater than $1,000,000;
(vii)    make any loans, advances (other than routine advances to its employees in the ordinary course of business), or capital contributions to, or investment in, any other Person;
(viii)    (A) enter into any Material Contract, other than in the ordinary course of business or (B) modify, accelerate, cancel, or terminate any Material Contract, other than in the ordinary course of business;

(ix)    authorize, or make any commitment with respect to, any capital expenditure in any single facility that is in excess of $[***] million or capital expenditures that are, in the aggregate, in excess of $[***] million;
(x)    exercise, or fail to exercise, any option to extend any leases related to the Leased Real Property;
(xi)    (A) settle or compromise any Action (other than an Action related to Tax) other than in the ordinary course of business consistent with past practice or (B) cancel, compromise, release, or waive any claim or right (or series of related claims or rights) in excess of $[***];
(xii)    except as otherwise required by any Employee Plan, Contract in place as of the date hereof, or Law or in the ordinary course of business consistent with past practice: (A) grant or issue any material compensation or benefits to the Business Employees, or materially increase the compensation or benefits of the Business Employees; (B) enter into, adopt, amend, or terminate any employment agreement covering any Business Employee with an annual base salary of at least $[***]; (C) enter into, adopt, amend, or terminate any collective bargaining agreement, works council agreement, employee representative agreement, or similar agreements for Business Employees;
(xiii)    make any change in any method of accounting or accounting practice or policy, except as required by Law or GAAP or a Governmental Authority or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);
(xiv)    change or amend its cash management customs and practices (including the collection of receivables, payment of payables, maintenance of inventory control and pricing and credit practices), in each case in a manner that materially impacts the Business;
(xv)    other than in the ordinary course of business or consistent with past practice and taking into account actual operations, and solely as it primarily relates to the Transferred Assets or the Acquired Entities, (A) make or revoke any material Tax election that would bind the Buyer following the Closing, (B) incur any material Taxes, (C) enter any material agreement with any Governmental Authority with respect to any Tax or Tax Returns, (D) change an accounting period with respect to Tax, (E) file a material amended Tax Return with respect to an Acquired Entity or (F) enter into any agreement to extend or waive the applicable statute of limitation with respect to any material amount of Taxes;
(xvi)    enter into any Contract that limits in any material respect, the ability of any Seller Entity or any Acquired Entity to compete in any line of business in any geographic area during any period of time; or
(xvii)    authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.1 shall prohibit or otherwise restrict in any way the operation of the business of the Seller or any of its Affiliates, except solely with respect to the conduct of the Business by the Seller, the other Seller Entities, the Acquired Entities and their respective Affiliates. The Buyer acknowledges that the Seller may, prior to the Closing Date (but not on the Closing Date itself): (i) transfer or cause to be transferred, by way of a dividend or otherwise, out of the Acquired Entities or Seller Entities, (A) all cash, cash equivalents, marketable securities and other financial instruments or funds from cash pools, provided, however, that such Acquired Entities or Seller Entities shall retain a sufficient amount of cash-on-hand as may be required to operate their respective businesses (including the Business) in the ordinary course, and (B) any other assets that would be Excluded Assets or Excluded Liabilities were they to be owned by any Seller Entity at the Closing, (ii) transfer or cause to be transferred, by way of a dividend or otherwise, any Transferred Assets, Acquired Entity Equity Interests or Assumed Liabilities to, between or among the Seller Entities and (iii) transfer, or cause to be transferred, any employees of the Seller and its Affiliates (including Persons who, if not so transferred, would be Business Employees at the Closing) (A) between or among the Acquired Entities or Seller Entities and (B) out of Acquired Entities or Seller Entities; provided, that none of the abovementioned actions shall impact the obligation of the Seller, the other Seller Entities, the Acquired Entities and their respective Affiliates to transfer to the Buyer at Closing any of the Transferred Assets, Acquired Entity Equity Interests or such employees.
Section 5.2    Covenants Regarding Information.
(a)    From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Seller, the other Seller Entities and the Acquired Entities relating exclusively to the Business for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, upon reasonable prior notice, under the supervision of the Seller’s personnel or designees and in such a manner as to not unreasonably interfere with the normal operations of the Seller and the Business. Notwithstanding anything to the contrary in this Agreement, none of the Seller, the other Seller Entities or the Acquired Entities shall be required to provide access to any information to the Buyer or its Representatives if the Seller determines, in its reasonable discretion, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any Laws, fiduciary duty or binding agreement, (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are engaged, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.
(b)    For a period of seven years after the Closing, or, if shorter, the applicable period specified in the applicable Seller Entity’s document retention policy, the Seller shall or shall cause the Seller Entities to, retain copies of the books and records retained as of the Closing Date and not otherwise provided to the Buyer. The Seller shall or shall cause the Seller Entities to, upon reasonable prior notice, except as prohibited by Law, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), during normal business hours, to such retained books and records for a period of (i) three years after the Closing, for any purpose, and (ii) four years after the three-year anniversary of the Closing or, if shorter, the applicable period specified in the applicable Seller Entity’s document retention policy, provided, that such shorter period shall begin to run on the Closing Date, solely for the purpose of facilitating the resolution of any claims made against or incurred by the Buyer (as such claims relate to the Business). The Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such retained books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5.2(b).
Section 5.3    Non-Competition; Non-Solicitation of Employees.
(a)    Commencing on the Closing Date, through the date that is [***] months after the Closing Date, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any activity that directly or indirectly competes with the Business anywhere in the world (“Restricted Business”); (ii) have any interest in any Person that engages directly or indirectly in any Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or intentionally encourage any customer, distributor, supplier, vendor, licensee, or any other Person who has or after Closing assumes a material business relationship with the Business, to terminate or modify any such actual or prospective relationship; provided, however, that the foregoing covenants shall not prohibit, or be interpreted as prohibiting, the Seller or any of its Affiliates from (A) continuing anywhere in the world the Excluded Business; or (B) owning, collectively with any of its Affiliates, up to five percent (5%) of the outstanding shares of any class of capital stock of any Person if such stock is publicly traded, regardless of whether or not such Person is engaging in any Restricted Business, so long as the Seller and its Affiliates, and any individual who is an officer, director or employee thereof, do not participate in the management of such Person.
(b)    Nothing in Section 5.3(a) shall preclude, prohibit or restrict the Seller or any of its Affiliates from (i) designing, engineering, developing, testing, manufacturing, assembling, marketing, selling and/or servicing any products or services that directly or indirectly compete with the Business in [***] industry or markets, (ii) engaging in any manner in any (A) Existing Business Activities or (B) business activity that (x) would otherwise violate Section 5.3(a) that is acquired from any Person (an “After-Acquired Business”) or (y) is carried on by any Person that is acquired by or combined with the Seller or any of its Affiliates, in each case after the Closing Date (an “After-Acquired Company”); provided, however, that with respect to clause (B), so long as [***].
(c)    For a period of one year from the Closing Date, without the prior written consent of the Buyer, the Seller agrees that none of the Seller or any of its Subsidiaries either alone or in conjunction with any other Person, directly or indirectly, shall hire or solicit for employment any Transferred Employees who (i) are plant managers of manufacturing facilities of the Business, (ii) are primarily engaged in engineering or research and development activities of the Business, or (iii) has an annual base salary equal to or exceeding the relevant Jurisdiction Base Salary Threshold; provided, that Seller and its Subsidiaries shall not be precluded from soliciting, hiring or taking any other action with respect to any such individual (w) whose employment by the Buyer or its Affiliates ceased prior to commencement of employment discussions between the Seller or its Subsidiaries and such individual, (x) who responds to a solicitation not specifically targeted at employees of the Buyer or any of its Affiliates (including by a search firm or recruiting agency), (y) who initiates discussions regarding such employment without any solicitation by the Seller or its Subsidiaries in violation of this Agreement; provided, further, that the Seller and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any Business Employee, or (z) if such individual is employed in a jurisdiction in which such covenant would be illegal or unenforceable or would otherwise entitle such individual to receive compensation in exchange for such limitation.
(d)    For a period of one year from the Closing Date, without the prior written consent of the Seller, the Buyer agrees that none of the Buyer or any of its Subsidiaries either alone or in conjunction with any other Person, directly or indirectly, shall hire or solicit for employment any employee of the Seller or its Subsidiaries with whom the Buyer had contact or about whom the Buyer received information in the process of evaluating the transactions contemplated by this Agreement; provided, that the Buyer and its Subsidiaries shall not be precluded from soliciting, hiring or taking any other action with respect to any such individual (i) whose employment with the Seller or its Subsidiaries ceased prior to commencement of employment discussions between the Buyer or its Subsidiaries and such individual, (ii) who responds to solicitation not specifically targeted at employees of the Seller or any of its Affiliates (including by a search firm or recruiting agency), (iii) who initiates discussions regarding such employment without any solicitation by the Buyer or its Subsidiaries in violation of this Agreement; provided, further, that the Buyer and its Affiliates shall not be restricted from engaging in solicitations or advertising not targeted at any employee of the Seller or its Subsidiaries, (iv) if such individual is employed in a jurisdiction in which such covenant would be illegal or unenforceable or would otherwise entitle such individual to receive compensation in exchange for such limitation, or (v) is transferred pursuant to the arrangements set forth in the Transition Services Agreement.
(e)    The parties agree that any remedy at Law for any breach by the other of this Section 5.3 would be inadequate, and that the other party would be entitled to injunctive relief in such a case.
(f)    The parties acknowledge that the restrictions contained in this Section 5.3 are reasonable and necessary to protect the legitimate business interests of the other party and that they constitute a material inducement to the parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. If any covenant contained in this Section 5.3 should be determined to exceed the time, geographic, or other limitations permitted by Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, or other limitations permitted by Law (but not to exceed the limitations set forth herein). The covenants contained in this Section 5.3 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 5.4    Alternative Transactions.
(a)    To induce the Buyer to continue to expend management time and financial resources in furtherance of the transactions contemplated hereby, the Seller shall, and shall cause the Seller Entities and each of their Affiliates and Representatives to not, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding the Seller or its Affiliates or their respective businesses, operations, assets, liabilities, financial condition, prospects or employees to any Person or group (other than the Buyer and its Affiliates and Representatives) in connection with an Alternative Transaction or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal (and the Seller shall, and shall cause the Seller Entities and their respective Affiliates and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to any Alternative Transaction), (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Alternative Transaction, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement related to a potential Alternative Transaction to which the Seller is a party.
(b)    The Seller shall notify the Buyer promptly (and in any event within 48 hours) orally and in writing of the receipt by the Seller or any of its Representatives of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Alternative Transaction or constituting any Acquisition Proposal. The Seller shall keep the Buyer promptly informed of the status of any such inquiries, proposals, offers or requests for information regarding any Alternative Transaction or constituting an Acquisition Proposal.

Section 5.5    Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII of this Agreement becoming incapable of being satisfied.
Section 5.6    Intercompany Arrangements. Immediately prior to the Closing, all intercompany balances and accounts (other than trade payables and receivables for products sold in the ordinary course, which shall remain outstanding and be settled in accordance with their respective terms) between the Seller Entities and any of their Affiliates (other than the Acquired Entities), on the one hand, and the Acquired Entities, on the other hand, shall be settled or otherwise eliminated in such a manner as the Seller shall determine in its reasonable discretion (including by the Seller Entities or any of their Affiliates removing from any Acquired Entity cash, cash equivalents, marketable securities and other financial instruments or funds from cash pools by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise). Intercompany balances and accounts solely among any of the Acquired Entities shall not be affected by this provision. Immediately prior to the Closing, except for the Ancillary Agreements to be entered into in connection with this Agreement, all arrangements, understandings or contracts, including all obligations to provide goods, services or other benefits, between the Seller Entities or their Affiliates (other than the Acquired Entities), on the one hand, and the Acquired Entities, on the other hand, shall automatically be terminated without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.
Section 5.7    Employee Benefits and Employment Matters.
(a)    Continuity of Employment for all Business Employees.
(i)    Prior to the Closing, the Seller and the Acquired Entities, as applicable, and to the extent permissible under Law and any agreement with an Employee Representative (as defined below), shall transfer the employment of those individuals who are not Business Employees employed by any Acquired Entity out of the Acquired Entity employing such individual, or to otherwise terminate the employment of such individuals with the Acquired Entity, and the Seller shall be solely responsible for all liabilities, costs and expenses related to such actions and all liabilities, costs and expenses related to such individuals, irrespective of when such liabilities, costs and/or expenses may arise.
(ii)    To the extent applicable, the parties acknowledge the application of the European Council Directive of March 12, 2001 (2001/23/EC) (the “Directive”), relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country legislation implementing the Directive and any other similar Law (collectively, the “Transfer Regulations”). The Buyer and the Seller shall take all such actions that may be necessary or required to cause the Transfer Regulations to apply to the transactions contemplated hereby, and the Buyer and the Seller shall refrain from taking any action that could cause the Transfer Regulations not to apply to such transactions. Seller shall remain responsible for all liabilities, costs, and expenses related to any Business Employee who objects or refuses to transfer to the Buyer or an Affiliate of the Buyer (including any Acquired Entity) as required by the Transfer Regulations.
(iii)    Except for any individual set forth on Schedule 5.7(a)(iii) of the Disclosure Schedules, no later than 15 days prior to the Closing, the Buyer shall, or shall cause its Affiliates to, offer employment to each Business Employee not employed by an Acquired Entity, in a substantially similar geographic location, and such offer of employment shall include [***]. Business Employees who accept such offers of employment from the Buyer are referred to herein as “Transferred Seller Entity Employees”. If required under Law or as otherwise reasonably requested by the Seller for purposes of effecting the transfer of employment from the Seller to the Buyer, and to the extent permissible under the agreements with any Employee Representative (as defined below), the Buyer shall, and the Seller shall cause the applicable Seller Entities to, enter into any tri-party, employer substitution or other similar agreements with respect to any Business Employees to effect an employer substitution under Law in a manner that implements the applicable provisions of this Agreement, in each case effective as of the Closing Date. The Seller shall, or shall cause the appropriate member of the Seller Entities to, terminate the employment of each Transferred Seller Entity Employee as of the Closing Date. The Seller shall be solely responsible for all liabilities, costs, and expenses related to such actions described herein and any transfer of employment of the Transferred Seller Entity Employees, including any liabilities that may arise in connection with any Business Employee who rejects an offer of employment from the Buyer or an Affiliate of the Buyer or any Business Employee who objects or refuses to transfer to the Buyer or an Affiliate of the Buyer (including any Acquired Entity) at the Closing.
(b)    At the Closing, the employment of each Business Employee employed by an Acquired Entity shall continue with the applicable Acquired Entity, as applicable, in accordance with Law (each such Business Employee, an “Acquired Entity Employee”, and the Acquired Entity Employees, together with the Transferred Seller Entity Employees, collectively, the “Transferred Employees”). Notwithstanding anything herein to the contrary, the Buyer and any Affiliate of the Buyer (including the Acquired Entities) shall be timely reimbursed by the Seller for any liabilities, costs, or expenses, including any employee compensation or employee benefit liabilities, costs, or expenses, that transfer by operation of Law to the Buyer or any of its Affiliates (including any Acquired Entity) related to any employees who are not Business Employees.
(c)    The Buyer shall, and shall cause its applicable Affiliates to, provide or cause to be provided to such Transferred Employee for the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, employment in a substantially similar geographic location, and with [***]. Such employment by the Buyer or its Affiliates shall commence effective as of the Closing Date, and shall be deemed for all purposes to have occurred with no interruption or break in service.
(d)    Notwithstanding anything herein to the contrary, in the event that any Business Employee who is not an Acquired Entity Employee is on long-term disability, short-term disability, or similar leave as of the Closing, then, to the extent permissible under Law and under any agreement with any Employee Representative (as defined below), such Business Employee shall remain employed by the Seller or an Affiliate of the Seller. Those Business Employees who are both (i) not Acquired Entity Employees and (ii) on short-term disability, long-term disability, or similar leave as of the Closing shall not be Transferred Employees as of the Closing Date, and instead shall be provided with offers of employment from an Acquired Entity, the Buyer, or an Affiliate of the Buyer if they return to active employment within the 6 months following the Closing Date. The Buyer and any Affiliate of the Buyer (including the Acquired Entities) shall be timely reimbursed by the Seller for any liabilities, costs, or expenses, including any employee compensation or employee benefit liabilities, costs, or expenses related to the employment of any Acquired Entity Employee who is on long-term disability, short-term disability, or similar leave as of the Closing for the period of time from the Closing until the termination of such leave.
(e)    Effective as of the Closing, the Seller or the applicable Affiliate of the Seller shall terminate the participation of each Transferred Employee and his or her eligible dependents in each Employee Plan (other than any Employee Plan (including any Non-US Employee Plan) sponsored by one of the Acquired Entities). Notwithstanding anything herein to the contrary, the Buyer and any Affiliate of the Buyer (including the Acquired Entities) shall not have any liability with respect to any Employee Plan (including any Non-

US Employee Plan) other than any Employee Plan (including any Non-US Employee Plan) sponsored by one of the Acquired Entities or as required by Law or the terms of any tri-party, employer substitution or other similar agreements entered into pursuant to the terms of this Agreement, subject to the provisions regarding allocation of pre-Closing liability set forth in Section 5.7(h) and Section 5.7(l) hereto or as otherwise included as Indebtedness or Net Working Capital.
(f)    The Seller shall, and shall cause its Affiliates to, undertake all provision of information and documentation to, and notice to, and consultations, discussions or negotiations with, any unions, work councils and other employee representatives which represent Business Employees (collectively, the “Employee Representatives”) to the extent required by Law in connection with the transactions contemplated hereby, including the drafting of all information notices required thereby. To the extent required by Law, the Buyer and its Affiliates shall cooperate with respect to the foregoing, including by providing such information and documentation as the Seller and its Affiliates or any Employee Representative may reasonably request.
(g)    Service Credit. The Buyer shall cause the Transferred Employees to receive credit for all periods of employment and/or service with the Seller and its Affiliates (including service with predecessor employers, where such credit was provided by the Seller or its Affiliates) prior to the Closing Date for purposes of eligibility and vesting including for purposes of satisfying any service requirements for early retirement under any employee benefit plan adopted by the Buyer or its Affiliates with respect to Transferred Employees.
(h)    Employee Benefits—General. The Buyer, for at least one year following the Closing Date, shall, or shall cause its Affiliates to, provide the Transferred Employees with employee benefits [***]; provided, that, nothing herein shall limit the Buyer or an Affiliate of the Buyer (including the Acquired Entities) from transitioning the Transferred Employees to certain broad-based employee benefit plans of the Buyer or an Affiliate of the Buyer following the Closing Date so long as such plans fulfill the obligations of the Buyer set forth in this Section 5.7. The Seller shall bear, or cause its Affiliates to bear, the expense of and responsibility for all liabilities arising from claims by the Business Employees for benefits attributable to periods prior to, on, or after the Closing Date under the Employee Plans maintained by the Seller or its Affiliates (other than the Acquired Entities); provided, however, that the Buyer shall bear, or cause its Affiliates to bear, the expense of and responsibility for all liabilities arising from claims by the Transferred Employees for benefits attributable to periods on or after the Closing Date under the benefit plans maintained by the Buyer or its Affiliates (including the Acquired Entities). For purposes of determining whether liability for benefit claims is incurred prior to, or on or following the Closing Date, claims shall be deemed to be incurred as follows: (i) with respect to short-term disability, long-term disability, life and accidental death and dismemberment benefits, upon the event giving rise to such benefits, and (ii) with respect to medical, dental, vision care, prescription and health-related benefits, upon provision of medical, dental, vision, prescription and health-related services, materials or supplies. Notwithstanding anything to the contrary herein, except as may be specifically required by Law or by a collective bargaining agreement, the Buyer shall not be obligated to continue to provide any particular employee benefits to any Transferred Employee or to continue the employment of any Transferred Employee. For the avoidance of doubt, any claims under the Employee Plans and Non-US Employee Plans of the Acquired Entities that relate to the period prior to the Measurement Time shall be included in the calculation of Closing Net Working Capital or Indebtedness, as applicable.
(i)    Defined Contribution Plans. The Buyer agrees to have in effect, or cause one of its Affiliates to have in effect, on the Closing Date, a defined contribution plan that covers Transferred Employees based in the United States, the terms of which meet the requirements of Sections 401(a) and 401(k) of the

Code (such plan or plans, the “Buyer Savings Plan”). Each Transferred Employee who is eligible to contribute to the Seller’s or its Affiliate’s contribution plan (the “Seller Savings Plan”) on the Closing Date shall be eligible to contribute to the Buyer Savings Plan commencing on the day after the Closing Date. The Buyer shall allow the Transferred Employees to roll over their account balances (including loan balances) from the Seller Savings Plan accrued through the Closing Date into their new accounts under the Buyer Savings Plan promptly after the Closing Date, but in no event later than 90 days after the Closing Date or in contravention of ERISA or the Code.
(j)    Welfare Benefit Plans.
(i)    Effective as of the Closing Date, the Buyer shall offer, or cause its Affiliates to offer, the Transferred Employees and their eligible dependents participation in the medical plans of the Buyer or its Affiliates. With respect to other welfare benefit plans, including medical, dental, life insurance, and short- and long-term disability (all of such welfare plans, including the Buyer’s or its Affiliate’s medical plan described in the previous sentence, the “Buyer Welfare Benefit Plans”), the Buyer shall offer, or cause its Affiliates to offer, such other welfare benefit plans to the Transferred Employees as soon as practicable after the Closing Date. The Buyer shall cause all waiting periods and pre-existing condition clauses to be waived under the Buyer Welfare Benefit Plans for the Transferred Employees and their eligible dependents who were participating in the welfare benefits plans and programs of the Seller and its Affiliates before the Closing Date. The Buyer shall cause the Buyer Welfare Benefit Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents prior to the Closing Date and during the calendar year in which the Closing Date occurs for purposes of determining deductibles and out-of-pocket maximums under the Buyer Welfare Benefit Plans (the Seller shall provide such information to the Buyer at or prior to the Closing).
(ii)    Effective as of the Closing Date, the Buyer shall assume all responsibilities and obligations for continuation coverage under Sections 601 et seq. of ERISA (“COBRA Obligations”) and any state or non-United States continuation coverage requirements with respect to the Transferred Employees and their beneficiaries. The Seller agrees that it shall retain responsibility for COBRA Obligations to all qualified beneficiaries of covered employees for whom a “qualifying event” under COBRA occurs prior to or on the Closing Date.
(k)    Flexible Spending Accounts. To the extent any Transferred Employee was participating in an Employee Plan that provides for qualified flexible spending accounts for medical, dental, vision or dependent care expenses as of immediately prior to the Closing (any such plan, a “Seller FSA Plan”), the Buyer shall, on the Closing Date or as soon as reasonably practicable following the Closing Date, permit each such Transferred Employee to be eligible to participate in a Buyer Welfare Benefit Plan that provides for qualified flexible spending accounts for medical or dependent care expenses, as applicable (any such plan, a “Buyer FSA Plan”). On the Closing Date, the Seller shall transfer or cause to be transferred from the Seller FSA Plans to the Buyer FSA Plans the account balances (whether positive or negative) of such Transferred Employees, and the Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances at or after the Closing Date, whether or not claims are incurred prior to, on or after the Closing Date. Each Transferred Employee who participated in the Seller FSA Plan shall be permitted to continue to have payroll deductions made as in effect for such Transferred Employee under the Buyer FSA Plan after the Closing Date. This Section 5.7(k) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.
(l)    Vacation and Leave Benefits; Bonuses and Commissions. From and after the Closing Date the Buyer shall recognize, or cause its Affiliates to recognize, and permit the Transferred Employees to use, all of the Transferred Employees’ accrued and unused vacation days and other leave (the Seller shall provide such information to the Buyer at or prior to the Closing) to the extent such accrued vacation, holidays and leave for all Transferred Employees is included as Net Working Capital. The Buyer shall recognize, or cause its Affiliates to recognize, service by each Transferred Employee with the Seller and its Affiliates for purposes of determining entitlement to vacation or other leave under the applicable policies of the Buyer or its Affiliates. With respect to the Transferred Employees, and only to the extent taken into account as Net Working Capital, the Buyer and its Affiliates (including the Acquired Entities) shall honor and pay to the Transferred Employees all accrued bonuses and commissions and any other bonuses and commissions that relate to the pre-Closing period to the extent, and at such times as, such amounts become due and payable following the Closing Date.
(m)    Employee Information. Provided that the Buyer has entered into a Personal Data Transfer Agreement acceptable to the Seller, the Seller shall deliver to the Buyer, within 15 days prior to Closing, to the extent permitted by Law, and again on the Closing Date, a list of each Business Employee, such Business Employee’s base salary and bonus opportunities, the Business Employee’s date of hire and the primary geographic location of his or her employment with the Seller or its Affiliates, and status with respect to the following categories: (i) active, (ii) inactive on leave of absence with reemployment rights (iii) on short-term disability under the Seller’s or its Affiliate’s short-term disability policy and (iv) whether such Business Employee is an Acquired Entity Employee or is intended to be a Transferred Seller Entity Employee.
(n)    WARN Act. The Buyer agrees to provide or cause its Affiliates to provide any required notice under the Worker Adjustment Retraining and Notification Act of 1988 (the “WARN Act”) and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees and occurring after the Closing Date. The Seller agrees to provide or cause its Affiliates to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring on or prior to the Closing Date. Immediately prior to the Closing, the Seller shall provide the Buyer with an anonymized list of all employees of each Acquired Entity and all other Business Employees who were terminated by the Seller, an Affiliate of the Seller (other than any Acquired Entity), or any Acquired Entity within 90 days of the Closing Date.
(o)    With respect to those agreements that are assignable, the Seller and its Affiliates (excluding any Acquired Entity) shall use commercially reasonable efforts to cooperate with the Buyer to assign to the Buyer or an Affiliate of the Buyer on the Closing Date (to the extent not already assigned to any Acquired Entity in connection with the transfer of such Transferred Employees to the Acquired Entity) all restrictive covenant agreements by and between any Transferred Employee and the Seller or any Affiliate (other than any Acquired Entity) in place as of the Closing Date.
(p)    The Seller shall remain responsible for the payment of all nonqualified deferred compensation due to the Transferred Employees under any Employee Plan or Non-US Employee Plan.
(q)    Effective as of the Closing Date, the Buyer shall establish a replacement program to compensate Transferred Employees for [***].

(r)    The Seller and its Affiliates (including the Acquired Entities) shall cooperate with the Buyer and its Affiliates to effectuate the transfer of employees as set forth in this Section 5.7 and to establish payroll and employee benefit plans and programs to effectuate the transactions contemplated hereby.
(s)    The Buyer agrees that (i) from and after the Closing Date, the Buyer and/or one of its Subsidiaries shall be deemed the employer of the Transferred Employees for purposes of any collective bargaining agreements covering any of the Transferred Employees (and the Seller shall cooperate with the Buyer to effect the same) and (ii) prior to, on or after the Closing Date, the Buyer shall, or shall cause its appropriate Subsidiary to, provide any documentation evidencing the status of the Buyer or such Subsidiary as such employer following the Closing Date to the unions representing any of the Transferred Employees under such collective bargaining agreements; provided, that, nothing herein shall result in an allocation of liability to the Buyer or an Affiliate of the Buyer (including the Acquired Entities) that is in excess of such liabilities allocated to the Buyer or an Affiliate of the Buyer (including the Acquired Entities) pursuant to this Agreement.
(t)    No Third-Party Beneficiaries. Nothing herein express or implied by this Agreement (other than as set forth in Section 5.16) shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.
Section 5.8    Confidentiality. Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party and its respective Affiliates in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement, dated July 1, 2019, between the Buyer and the Seller (the “Confidentiality Agreement”), which shall continue in full force and effect after the Closing Date in accordance with its terms. Without limiting any of the foregoing or the terms set forth in the Confidentiality Agreement, after the Closing, the Buyer shall cause the Acquired Entities to keep confidential any confidential or proprietary information (including any Confidential Information (as defined in the Confidentiality Agreement)) about the Seller or its Affiliates, except to the extent that the Buyer can show that such information (a) is generally available to and known by the public through no fault of the Buyer, any of its Affiliates (including the Acquired Entities after the Closing) or their respective Representatives; or (b) is lawfully acquired by the Buyer, any of its Affiliates (including the Acquired Entities after the Closing) or their respective Representatives from and after the Closing from sources that to the Buyer’s knowledge after reasonable inquiry are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Buyer or any of its Affiliates (including the Acquired Entities after the Closing) or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, then the Buyer shall promptly notify the Seller in writing and shall disclose, or cause its Affiliates to disclose, only that portion of such information that the Buyer is advised by its counsel in writing is legally required to be disclosed; provided, however, that the Buyer shall use its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
Section 5.9    Consents and Filings; Further Assurances.
(a)    Each of the parties shall use take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from Governmental Authorities or any other party all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Governmental Approval”) and (ii) as soon as reasonably practicable following the execution and delivery of this Agreement, or as mutually agreed by antitrust counsel of each party, filing with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act, as well as comparable pre-merger notification filings, forms and submissions required or deemed advisable under the Antitrust Laws in any other jurisdictions. The Buyer shall pay all filing fees and other charges for the filing under the HSR Act and any other Antitrust Laws.
(b)    Without limiting the generality of the parties’ undertaking pursuant to Section 5.9(a), the Buyer agrees to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Authority so as to enable the parties to close the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable and in no event later than the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, (i) the sale or disposal of assets, categories of assets or businesses of the Buyer, its Affiliates or the Acquired Entities or the Transferred Assets; (ii) terminating existing relationships, contractual rights or obligations of the Buyer, its Affiliates or the Acquired Entities (including with respect to the Transferred Assets); (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Buyer, its Affiliates or the Acquired Entities (including with respect to the Transferred Assets) or (v) effectuating any other change or restructuring of the Buyer, its Affiliates or the Acquired Entities (including with respect to the Transferred Assets) ((i)-(v), a “Detriment Action”) in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, or to delay in the expiration or termination of any applicable waiting period, which would otherwise have the effect of materially delaying or preventing the consummation of such transactions. In addition, the Buyer shall defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing by the Termination Date. Nothing in this agreement shall require any of the Seller Entities to agree or otherwise commit to (i) any sale, divestiture, or disposition of the Seller Entities’ assets or businesses other than the Transferred Assets or the Acquired Entities, (ii) any order, consent decree, or other contract or agreement that would, directly or indirectly, limit, amend, or otherwise impact its existing or future contractual rights, assets, conduct, or businesses other than with respect to the Transferred Assets or the Acquired Entities, or (iii) any Detriment Action that is not conditioned on the Closing.
(c)    If, following consultation between the parties, there is a disagreement between the parties about antitrust strategy, the Buyer’s decision will control. Notwithstanding anything to the contrary in this Agreement, the Buyer has the sole right to control and direct antitrust strategy in connection with review by any Governmental Authority of the transactions contemplated by this Agreement, or any action by, or negotiations with, any Governmental Authority or other Person relating to the transactions and will take the lead in all meetings, discussions and communications with any Governmental Authority relating to obtaining antitrust approval for the transactions contemplated hereby. The Buyer and the Seller will use commercially reasonable efforts to:
(i)    promptly notify the other party of any substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority;

(ii)    not participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting or discussion. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act and other Antitrust Laws, to the extent applicable; and
(iii)    subject to the Confidentiality Agreement, provide each other with copies of all substantive correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
(d)    The Buyer shall not, and shall not permit any of its Affiliates to, take any action (including acquiring or agreeing to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets) that would reasonably be expected to have the effect of (i) delaying, impairing or impeding the receipt of, or increasing the risk of not receiving, any required Governmental Approval, (ii) delaying, impairing or impeding the expiration or termination of any applicable waiting period with respect to a Governmental Approval, (iii) increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements or (iv) otherwise delaying the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(e)    CFIUS Approval.
(i)    Each of the Buyer, the Seller Entities, and the Acquired Entities shall use its reasonable best efforts to obtain, as promptly as practicable, CFIUS Approval.
(ii)    Without limiting the generality of Section 5.9(e)(i), as promptly as practicable after the execution of this Agreement, but in no event later than 30 Business Days after the date hereof, the Buyer, the Seller Entities and Acquired Entities shall prepare, pre-file and then, as soon as reasonably practicable thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 of the Defense Production Act of 1950, as amended with respect to the transactions contemplated by this Agreement. Each party shall provide CFIUS with any additional or supplemental information requested by CFIUS or its constituent agencies during the review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.
(iii)    The Buyer shall take any and all actions necessary, proper or advisable, to obtain CFIUS Approval as soon as practicable and feasible, in accordance with the CFIUS timetable, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise taking any Detriment Action necessary to obtain CFIUS Approval. Nothing in this agreement shall require any of the Seller Entities, in connection with CFIUS Approval, to agree or otherwise commit to (A) any sale, divestiture, or disposition of the Seller Entities’ assets or businesses other than the Transferred Assets or the Acquired Entities, (B) any order, consent decree, or other contract or agreement that would, directly or indirectly, limit, amend, or otherwise impact its existing or future contractual rights, assets, conduct, or businesses other than with respect to the Transferred Assets or the Acquired Entities, or (C) any Detriment Action.

(iv)    Each of the Buyer, the Seller Entities, and the Acquired Entities shall promptly furnish to the other copies of any notices or written communications received by such party or any of its affiliates from CFIUS or any of its constituent agencies with respect to the transactions contemplated by this Agreement, unless otherwise prohibited by any Governmental Authority or Law, and each of the Buyer, the Seller Entities, and the Acquired Entities shall permit the other’s counsel to have an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party or its affiliates to CFIUS concerning the transactions contemplated by this Agreement. Notwithstanding the foregoing, each of the Buyer, the Seller Entities, and the Acquired Entities may, as such party deems advisable and necessary, reasonably designate any competitively sensitive materials or information provided to the other party under this Section 5.9(e)(iv) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the other party, and such party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the Seller Entities and Acquired Entities, unless express written permission is obtained in advance from the party providing such materials and information. Each of the Buyer, the Seller Entities, and the Acquired Entities shall provide the other and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions between such party or any of its Affiliates, agents or advisors, on the one hand, and CFIUS, on the other hand, concerning or in connection with the transactions contemplated by this Agreement.
Section 5.10    Release of Guarantees. The parties shall cooperate and use their commercially reasonable efforts to obtain the release of the Seller and its Affiliates from any obligations any of them have relating to guarantees, letters of credit, performance bonds, bid bonds and other similar agreements that guarantee obligations of the Business as they relate to the period after the Closing (collectively, the “Guarantees”), including those listed on Schedule 5.10 of the Disclosure Schedules (certain of which are Guarantees provided by the Seller or an Affiliate and certain of which are Guarantees provided by a third party for the benefit of the Business). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Seller and its Affiliates harmless for any and all payments required to be made by the Seller under, and reasonable out-of-pocket costs and expenses incurred in connection with, such obligations relating to such Guarantees (other than the costs set forth in the next two sentences), with respect to activities of the Business after the Closing. If any Guarantee is provided by a third party and a fee is payable to such third party in connection with the release of such Guarantee (or a fee is due upon termination of, or release from, the related credit facility or other arrangement), then the Seller shall be responsible for the payment of any such fee. Any expenses incurred in connection with the release of any Guarantee shall be borne by the Seller.
Section 5.11    Refunds and Remittances; Misallocated Assets. After the Closing:
(a)    (i) if the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer and (ii) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to the Seller.
(b)    if any right, interest, property or asset, including any Excluded Asset, is found to have been transferred to the Buyer or any of its Affiliates (including any Acquired Entity) in error, either directly or indirectly (including by having Excluded Assets located in facilities that will be owned by the Buyer or its Affiliates (including the Acquired Entities)), the Buyer shall transfer, or shall cause its Affiliates

(including the Acquired Entities) to transfer to the Seller at the Seller’s sole cost and expense, at no cost to the Buyer, such right, property or asset as soon as practicable to the Seller Entity indicated by the Seller. If, following the Closing, any right, interest, property or asset is found to have been retained by the Seller or any other Seller Entity in error, either directly or indirectly, the Seller shall transfer, or shall cause the other Seller Entities to transfer to the Buyer or a Buyer Designee, at no cost to the Buyer or such Buyer Designee, such right, interest, property or asset as soon as practicable to the Buyer or an Affiliate (including an Acquired Entity) indicated by the Buyer.
Section 5.12    Litigation Support. In the event that and for so long as the Buyer, the Seller, any other Seller Entity, any Acquired Entity or any of their Affiliates is actively contesting or defending against an Action by a third party in connection with (a) the transactions contemplated by this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business, the Acquired Entities, the Transferred Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, each party shall, and shall cause its Affiliates (including the Acquired Entities after the Closing) (and its and their officers, employees and Representatives) to, at the expense of the contesting or defending party, reasonably cooperate with such contesting or defending party and its Representatives in such contest or defenses, including making available its personnel and providing such testimony and access to its non-privileged books and records as shall be reasonably necessary in connection with such contest or defense, in each case to the extent reasonably practicable, during normal business hours and upon reasonable prior notice and at the sole cost of the contesting or defending party (unless such party is entitled to indemnification therefor under Article VIII, in which case the costs and expenses shall be borne by the Indemnifying Party as set forth in Article VIII).
Section 5.13    Insurance.
(a)    From and after the Closing, the Acquired Entities shall cease to be insured by the Seller’s and its Affiliates’ respective current and historical insurance policies or programs and by any of their current and historical self-insured programs and, except as set forth in Section 2.2(m), none of the Buyer, the Acquired Entities or their respective Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims or rights to make claims and all rights to proceeds, including under any occurrence-based policies of the Seller and its Affiliates with respect to pre-Closing periods) to cover any assets of any of the Acquired Entities or any liability arising from the operation of the Business. The Seller and its Affiliates may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 5.13(b). The Buyer shall be responsible for securing all insurance it considers appropriate for its operation of the Acquired Entities and the Business from and after the Closing.
(b)    Notwithstanding anything to the contrary in Section 5.13(a), prior to the Closing Date, the Seller shall provide all reasonable assistance to the Buyer to enable the Buyer to assess the insurance needs of the Business and to subscribe for such insurances effective as of Closing; provided, that neither the Seller nor any of its Affiliates shall be required to make any payment, provide any guarantee or enter into any agreement in providing reasonable assistance to the Buyer.
(c)    This Agreement shall not be considered an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Seller or any of its Affiliates in respect of any insurance policy or any other contract or policy of insurance.

(d)    From the date hereof through the Closing Date, the Seller shall, and shall cause the Seller Entities and Acquired Entities to, continue to make and pursue claims under any insurance policy for any Loss that is an Assumed Liability or that negatively impacts the value of a Transferred Asset that is covered by such policies, in each case, in the ordinary course of business consistent with past practices.
(e)    Notwithstanding anything elsewhere in this Section 5.13 to the contrary, the Seller and its Affiliates may amend or terminate any insurance policy so long as the Seller provides the Buyer notice of such amendments or terminations to the extent such amendments or terminations affect the rights or obligations of the Acquired Entities.
Section 5.14    Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller and its Affiliates with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.
Section 5.15    Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by Law or any listing agreement of any party or its Affiliates; provided, that the Seller and its Affiliates and Representatives may disclose any information concerning the transactions contemplated by this Agreement (including providing updates as to the status thereof) that it deems appropriate in its reasonable judgment, in light of the Seller’s status as a publicly owned company, including to securities analysts and institutional investors and in press interviews.
Section 5.16    Directors’ and Officers’ Indemnification.
(a)    If the Closing occurs, the Buyer shall, and shall cause each of the Acquired Entities to, take any actions necessary to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former directors, officers, partners, members, managers or employees of any of the Acquired Entities (or their respective predecessors), as provided in any agreement with, or the Organizational Documents of, the applicable Acquired Entities shall survive the Closing and continue in full force and effect and be honored by the Acquired Entities after the Closing in accordance with their respective terms, for a period of not less than 6 years.
(b)    In the event that any of the Acquired Entities, the Buyer or any Buyer Designee (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, the Buyer will or will cause its applicable Affiliate to make proper provisions so that the successors and assigns of the Acquired Entities or the Buyer or any of their Affiliates, as the case may be, shall succeed to the obligations set forth in this Section 5.16.
Section 5.17    Local Transfer Agreements.
(a)    The parties do not intend this Agreement to transfer title to any Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by Law to be made pursuant to a Local Transfer Agreement, and any such Transferred

Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement. The Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Transferred Assets, or the assumption of any Assumed Liabilities, in the applicable jurisdictions. For the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Seller, the Buyer or a Buyer Designee, including the allocation of assets and liabilities as between them, all of which shall be determined solely in accordance with this Agreement.
(b)    Notwithstanding the generality of Section 5.17(a), if, and to the extent that, the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under Law of the relevant jurisdiction, the parties shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.
(c)    No party shall, and each party shall cause its respective Affiliates not to, bring any claim against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Assets or assumption of Assumed Liabilities sold or assigned to the Buyer or a Buyer Designee hereunder in a manner consistent with the terms of this Agreement. Except as referred to above, all such claims shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover any Losses or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements.
Section 5.18    Audit. Prior to Closing, the Seller shall have audited and deliver to the Buyer the Balance Sheet and the related statement of income of the Business as of the date of the Balance Sheet, together with all related notes and schedules thereto.
Section 5.19    Certain Leased Real Property. Promptly after the date hereof, the parties will cooperate to take the actions described on Annex A-5 (the “Separation Actions”) at the locations listed thereon (the “Separation Locations”) with respect to the separation of the activities relating to the Business and the other activities conducted by the Seller and its Affiliates at such locations. The parties will consult with each other regarding the most reasonable and cost-effective means to accomplish the Separation Actions, taking into account the activities conducted at each Separation Location and the anticipated duration of the relevant lease.
ARTICLE VI
TAX MATTERS
Section 6.1    Pre-Closing Tax Returns. The Seller, at its sole cost and expense, shall cause to be prepared and timely filed (i) all Tax Returns that are required to be filed with respect to the Acquired Entities on or prior to the Closing Date, (ii) all income Tax Returns required to be filed with respect to the Acquired Entities for taxable periods ending on or prior to the Closing Date (all such Tax Returns are referred to as the “Prior Period Returns”). The Seller shall pay or cause to be paid all Taxes related to such Prior Period Returns. All Prior Period Returns shall be prepared in a manner consistent with past practice and without a change of any election or any accounting method of any Acquired Entity, except as required by Law or any change in the Business. The Seller shall not amend any Prior Period Return of an Acquired Entity without the prior written consent of the Buyer. The Buyer shall promptly make available to the Seller (and to the

Seller’s accountants and attorneys) its personnel and any and all books and records and other documents and information in its possession or control relating to the Acquired Entities reasonably requested by the Seller to prepare the Prior Period Returns.
Section 6.2    Buyer Filed Returns. Following the Closing, the Buyer shall cause to be prepared and filed all Tax Returns required to be filed with respect to the Acquired Entities that are not Prior Period Returns (each a “Buyer Filed Return”). The Buyer shall prepare all Buyer Filed Returns which relate to a Pre-Closing Tax Period in a manner consistent with the Acquired Entities’ past practices, except as otherwise required by Law. The Buyer shall deliver to the Seller, for the Seller’s review and comment, a draft of each Buyer Filed Return that shows an Indemnified Tax or that is an income Tax Return relating to a Pre-Closing Tax Period at least 45 days prior to the applicable filing deadline of such Buyer Filed Return, together with a proposed calculation of the Indemnified Taxes shown on such Tax Return. Within 20 days following receipt thereof, the Seller shall deliver to the Buyer written notice of any objection with respect to the Buyer Filed Return or the portion of such Taxes allocable to the Pre-Closing Tax Period. If the parties are unable to resolve any disputes with respect to such calculations within 5 days following delivery of the Seller’s notice of objection, such dispute shall be submitted to the Independent Accounting Firm for resolution, which resolution shall be final and binding upon the parties, and the return shall not be filed by the Buyer prior to the resolution of the dispute submitted for resolution to the Independent Accounting Firm. No delay of the Buyer in providing Buyer Filed Returns for the Seller to review shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement except to the extent the Seller is actually prejudiced by such delay, and the Seller shall not be required to make any Tax payment to the Buyer until after the submission and filing of the applicable Buyer Filed Return to the proper Governmental Authority.
Section 6.3    Straddle Period Tax Apportionment. For purposes of determining the amount of Taxes attributable to a Pre-Closing Tax Period:
(a)    In the case of Taxes not imposed on a periodic basis, the amount of such Taxes attributable to a Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date.
(b)    The amount of any Taxes that are determined on a periodic basis for a Straddle Period that relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)    Notwithstanding the foregoing, in the case of Taxes imposed on any Acquired Entity or the Buyer or any other Buyer Indemnified Party as a result of income of any Flow-Thru Entity realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of the appropriate Acquired Entity for a Pre-Closing Tax Period.
Section 6.4    Tax Indemnity. Following the Closing, the Seller shall indemnify and hold the Buyer, its Affiliates and the Acquired Entities harmless from and against any Indemnified Taxes.
Section 6.5    Audits and Other Proceedings. The Buyer shall promptly notify the Seller following receipt of any notice of audit or other proceeding relating to any Tax matter for which the Seller may be required to indemnify the Buyer, its Affiliates and the Acquired Entities pursuant to this Agreement (a “Tax Contest” ). No delay by the Buyer shall reduce any of the Seller’s obligations for Indemnified Taxes, except to the extent such delay actually prejudices the Seller. The Seller shall have the right to control any and all audits or other proceedings relating solely to any Pre-Closing Tax Period (other than a Straddle Period). If the Seller assumes such defense, the Seller shall diligently and in good faith keep the Buyer reasonably informed, shall allow the Buyer to participate in the defense thereof (including employing counsel separate from the counsel employed by the Seller), and shall not settle, resolve or abandon such Tax Contest without the prior written consent of the Buyer (which shall not be unreasonably withheld, delayed or conditioned). The Buyer shall control any and all audits or other proceedings relating to any Straddle Period. The Buyer shall diligently and in good faith keep the Seller reasonably informed regarding, shall allow the Seller to participate in the defense of (including employing counsel separate from the counsel employed by the Buyer), and shall not settle, resolve or abandon such Tax Contest without the prior written consent of the Seller (which shall not be unreasonably withheld, delayed or conditioned).
Section 6.6    Tax Benefits.
(a)    Subject to Section 6.6(c), following the Closing, the Buyer shall pay to the Seller the amount of any cash refund or realized Tax credit realized by the Buyer, its Affiliates or any Acquired Entity with respect to a Pre-Closing Tax Period (net of any reasonable third-party out-of-pocket expenses incurred by the Acquired Entities in obtaining such refund or credit or any Taxes incurred on a distribution of such refund to the Buyer). For the avoidance of doubt, the Buyer acknowledges that the amounts which are for the benefit of the Seller pursuant to in this Section 6.6 constitute Excluded Assets.
(b)    If, subsequent to the payment by the Buyer to the Seller of any refund, credit, or offset, there shall be (i) a determination within the meaning of Section 1313 of the Code (or an analogous provision of state and local Law) which results in a disallowance or a reduction of the refund, credit, or offset so carried forward or (ii) a reduction or disallowance of any Tax refund or credit or offset, the Seller shall repay to the Buyer any amount which would not have been payable to the Seller pursuant to this Section 6.6(b) had the amount of the payment been determined in light of such determination.
(c)    Nothing in this Section 6.6 shall require that the Buyer make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of the Buyer and the Acquired Entities) that is with respect to (i) any refund of Tax that is the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in any Tax period (or portion of any Straddle Period) beginning after the Closing Date, (ii) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Closing Net Working Capital, or (iii) any refund for Tax that gives rise to a payment obligation by any Acquired Entity to any Person (other than an Acquired Entity or any Affiliate thereof) under Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Acquired Entity on or prior to the Closing Date.
Section 6.7    Notice. Notwithstanding anything to the contrary in this Agreement, the Buyer may not file any amended Tax Return relating to Taxes for which the Seller may be required to indemnify the Buyer pursuant to this Agreement, without the prior written consent of the Seller (which shall not be unreasonably conditioned, withheld or delayed).
Section 6.8    Transfer Taxes. Except for any such amounts that can be offset by the Buyer or the Seller against other Taxes payable by such party (in which case such amounts will be borne solely by such party), the Buyer and the Seller shall each be liable for fifty percent (50%) of all sales taxes, transfer taxes, stamp taxes, conveyance taxes, value-added taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, and recording fees imposed by any Governmental Authority upon the transfer of the Transferred Assets hereunder and the filing of any instruments (“Transfer Taxes”). The party required under Law shall prepare all Transfer Tax Returns in connection therewith and the other party shall join in the filing of any such Returns to the extent required by Law. For the avoidance of doubt, Transfer

Taxes shall not include income or capital gains tax imposed on any Seller Entity as a result of the transactions contemplated by this Agreement, including, without limitation, Taxes required to be paid pursuant to Announcement 7. The Seller and the Buyer shall take all reasonable steps to minimize any Transfer Taxes or to obtain any Tax credit, refund or going concern or other exemption, and neither the Buyer nor the Seller shall take any action that will prevent the other from obtaining any such credit, refund or exemption.
Section 6.9    PRC Taxes. The Seller shall, and shall cause any relevant Seller Entity to, comply with any required Tax reporting, filing or payment obligations under Announcement 7 (as well as any voluntary reporting requirements thereunder), and shall give the Buyer a reasonable opportunity to review and comment upon any reporting to be made with respect thereto to the relevant Tax authority of the PRC. For the avoidance of doubt, any Tax liability imposed on the Buyer or any of its Affiliates under Announcement 7 shall be an Indemnified Tax.
Section 6.10    Limitations. None of the parties shall make or change any Tax election that is effective for Tax purposes on or before the Closing Date, including any Tax election under Treasury Regulations Section 301.7701-3 (or any similar election under applicable state, local, or foreign Law), that is effective on or prior to the Closing Date without the prior written consent of the Buyer or Seller, as applicable (which shall not be unreasonably conditioned, withheld or delayed). Notwithstanding anything in this Agreement to the contrary, (a) Seller and its Affiliates will prepare and file or will cause to be prepared and filed all Consolidated Tax Returns and shall pay all Taxes shown as due thereon to the extent relating to the Transferred Assets or the Acquired Entities (other than Taxes that are being contested in good faith through appropriate proceedings), (b) none of the Seller or any of its Affiliates will be required to provide any Person with any Consolidated Tax Return or copy of any Consolidated Tax Return, including supporting Tax work papers, (c) Seller and its Affiliates will have the exclusive right to control in all respects any Tax claim and any other inquiry, audit, investigation, assessment or other proceeding with respect to any Consolidated Tax Return and (d) none of the Buyer or its Affiliates shall initiate any voluntary contact with any Governmental Authority in matters relating to Taxes of the Seller or its Affiliates without the prior written consent of the Seller (which shall not be unreasonably conditioned, withheld or delayed).
Section 6.11    Cooperation on Tax Matters. The Buyer and the Seller shall each and shall each cause their respective Affiliates (including, in the case of the Buyer after the Closing, the Acquired Entities), and its and their respective successors and permitted assigns, to cooperate as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.11. The Buyer and the Acquired Entities, on the one hand, and the Seller and each of the Seller Entities, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date for a period of seven years and to abide by all record retention agreements entered into with any Governmental Authority. The Buyer and the Seller and their respective Affiliates shall provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
Section 6.12    Survival. The provisions of this Article VI shall survive for the period of the applicable statute of limitations for the assessment and collection of the underlying Tax (after taking into account any mitigation, waiver, extension or tolling thereof) plus 60 days.
ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):
(a)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), including any Law that may be administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls, that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.
(b)    Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All consents, registrations, declarations or other filings under Antitrust Laws and set forth on Schedule 7.1(b) of the Disclosure Schedules shall have been obtained or filed.
(c)    The CFIUS Approval shall have been obtained.
Section 7.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)    (i) The Buyer Fundamental Representations shall be true and correct in all respects as of the Closing Date, or in the case of any of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date; and (ii) the other representations and warranties of the Buyer contained in Article IV shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    The Seller shall have received from the Buyer an executed counterpart of each of the Ancillary Agreements required to be signed by the Buyer and each Buyer Designee party thereto.
(c)    All works council information or consultation procedures required under Law for the transfer of the employment of the Transferred Employees in jurisdictions specified in Schedule 7.2(c) of the Disclosure Schedules have been completed.
Section 7.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)    (i) The Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, or in the case of any of such representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all respects as of such specified date; and (ii) the other representations and warranties of the Seller contained in Article III shall be true and correct as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
(b)    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Business.
(c)    The Buyer shall have received from the Seller an executed counterpart of each of the Ancillary Agreements required to be signed by the Seller and each of its Affiliates party thereto.
Section 7.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 5.9.
ARTICLE VIII
INDEMNIFICATION
Section 8.1    Survival of Representations, Warranties, Covenants and Other Agreements. The respective representations and warranties of the Seller and the Buyer contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for a period of 18 months after the Closing Date; provided, that notwithstanding the foregoing, the Buyer Fundamental Representations, the Seller Fundamental Representations and those representations and warranties of the Seller set forth in Section 3.9 (Employee Plans), Section 3.10 (Labor and Employment), Section 3.13(f) (Exclusively Licensed Patents), Section 3.15 (Environmental Matters), and Section 3.22(a) (Title to Assets) shall, in each case, survive the Closing until the expiration of the applicable statute of limitations, plus 60 days. The representations and warranties of the Seller contained in Section 3.14 (Taxes) shall survive the Closing as set forth in Section 6.12. Unless otherwise indicated, the covenants and agreements set forth in this Agreement shall not survive the Closing unless such covenants and agreements expressly contemplate performance after the Closing, in which case they shall survive until they have been performed or satisfied.
Section 8.2    Indemnification by the Seller. From and after the Closing, the Seller shall indemnify and hold harmless the Buyer, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any losses, liabilities, claims, fines, deficiencies, damages, payments (including those arising out of any settlement or judgment), interest, obligations, penalties, fees, Taxes and out-of-pocket costs and expenses of any kind (including reasonable attorneys’ and accountants’ fees and disbursements) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:

(a)    any breach of any representation or warranty made by the Seller contained in Article III to the extent such breach exists as of the date hereof or as of the Closing Date;
(b)    any breach of any covenant or agreement of the Seller contained in Article V or Article VI;
(c)    the presence or use of asbestos in products manufactured, serviced or sold by the Business prior to the Closing Date;
(d)    death, personal injury, other injury to persons or property damage with respect to any products and services of the Business that were manufactured, serviced or sold on or prior to the Closing Date where the accident, event or claim causing the Loss occurred on or before the date that is two years after Closing, and; provided, that no Losses may be claimed by any Buyer Indemnified Party under this Section 8.2(d) other than Losses that are greater than $165,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(e)    Any Seller Environmental Liabilities as they relate to the Acquired Entities;
(f)    Any Transaction Expenses;
(g)    to the extent not paid by the Seller Entities, or by the Acquired Entities prior to the Closing or otherwise, any facility restructuring actions taken by the Seller Entities or the Acquired Entities prior to the Closing; and
(h)     any Excluded Liability except for those described in Section 2.5(g); and
(i)    any liability of an Acquired Entity of the type or nature that if prior to Closing had been a liability of a Seller Entity would have been an Excluded Liability pursuant to Section 2.5.
Section 8.3    Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless the Seller, its Affiliates, and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
(a)    any breach of any representation or warranty made by the Buyer contained in Article IV to the extent such breach exists as of the date hereof or as of the Closing Date;
(b)    any breach of any covenant or agreement of the Buyer or a Buyer Designee contained in Article V or Article VI requiring performance by the Buyer or a Buyer Designee; and
(c)    any Assumed Liability.
Section 8.4    Procedures.
(a)    In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”)

as soon as reasonably practicable after receipt by such Indemnified Party of written notice of the Third Party Claim, describing (to the extent such information is available to the Indemnified Party) in reasonable detail (i) the facts giving rise to such claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, or if such information is not then available to the Indemnified Party, a good faith estimate of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or properly accrued and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure. For the avoidance of doubt, the Indemnifying Party shall retain control following Closing of the defense (including the right to designate legal counsel) of any Action pending as of Closing against the Seller and/or its post-closing Affiliates in connection with the matters described in Section 8.2(c).
(b)    The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim and subject to the Indemnifying Party agreeing to indemnify and hold harmless the Indemnified Party for such Third Party Claim (subject to the limits set forth in this Article VIII), to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party and the Indemnifying Party’s environmental consultants or other professional advisors, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party or its environmental consultants or other professional advisors. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, and which releases the Indemnified Party completely in connection with such Third Party Claim, provided, that such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party or any of its Affiliates and (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party or any of its Affiliates. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim containing the Claim Information (to the extent such information is available to the Indemnified Party) as soon as reasonably practicable to the Indemnifying Party, and shall provide any other information with respect thereto as the

Indemnifying Party may reasonably request. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters (such access to employees shall be during normal business hours, upon reasonable prior notice, under the supervision of the Indemnified Party’s personnel or designees and in such a manner as to not unreasonably interfere with the normal operations of the Indemnified Party) and providing other reasonable assistance with respect to such matters. The failure to provide notice or to follow the procedural provisions set forth herein, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is prejudiced by such failure.
(d)    The Seller shall have the right, upon written notice to the Buyer, to assume operational control for the investigation and remediation of or response to any Seller Environmental Liability only to the extent related to a Contamination Liability as such term is defined herein, including control over the defense of and in any proceeding relating to, any related investigation and remedial measure. The Buyer shall have the right to control all actions for any Seller Environmental Liability related to an Environmental Compliance Liability as such term is defined herein, subject to the limitations set forth in this Section 8.4(d) and Section 8.5(b)(vii). The Seller’s obligations under this Article VIII with respect to all Seller Environmental Liabilities shall be limited to costs and damages reasonably required to comply with Environmental Laws using cost-effective and commercially reasonable methods to the extent permitted under Environmental Laws, including where appropriate for a Contamination Liability, the use of risk assessments, institutional controls, and deed restrictions consistent with the affected Real Property’s use as an industrial facility and such Environmental Laws, provided, that any institutional control, deed restriction or any other restriction or limitation on Real Property that materially affects the Buyer’s operations shall be approved in advance by the Buyer, whose approval will not be unreasonably withheld. For each Contamination Liability for which Seller has assumed operational control, the Seller shall provide the Buyer with the opportunity and a reasonable time period to review in advance and comment on any proposed remedial action plan or regulatory submission related to any indemnified matter and such comments shall be incorporated to the extent they are consistent with Environmental Laws. The Seller shall keep the Buyer apprised of all material developments, including any delays, in Seller’s investigation, remediation of or response to any Contamination Liability.
(e)    In performing its obligations with respect to any Contamination Liability, the Seller shall indemnify the Buyer and (i) timely complete the environmental investigation and any response activities, including all cleanup and monitoring, required under Environmental Law and use its best efforts to obtain receipt of a no further action letter or other regulatory closure from the relevant Governmental Authority with respect to the applicable Seller Environmental Liability (“Regulatory Closure”) based upon the applicable Real Property’s current use as an industrial facility, and (ii) ensure that the completed remedy will not materially and adversely affect the value or operation of the applicable Real Property in respect of its current uses.
(f)    Upon the Seller’s reasonable request, the Buyer shall use commercially reasonable efforts to assist and cooperate with the Seller in connection with any investigation or remediation of or defense of any Action arising from a Contamination Liability for which the Seller has assumed operational control, including by providing reasonable access to the applicable Real Property in order to investigate or remediate contamination at such Real Property, provided, that the parties coordinate such access in good faith to accommodate the reasonable needs of the Buyer’s operations.

Section 8.5    Additional Indemnification Provisions.
(a)    The amount of any and all Losses under this Article VIII shall be reduced by an amount equal to: (i) any Tax benefit actually realized through a reduction in Taxes otherwise payable in the taxable period of the Loss and the two following taxable periods by any party seeking indemnification hereunder arising in connection with the accrual, incurrence or payment of any such Losses (but increased by an amount equal to any tax imposed because of the receipt by the Indemnified Party of such indemnity payments) and (ii) any insurance, indemnity, reimbursement arrangement, contract or other proceeds that have been recovered by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification (less any costs and expenses incurred by the Indemnified Party in connection with recovery of such insurance proceeds and any related increases in insurance premiums) (each, an “Alternative Recovery”). The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all such Alternative Recoveries with respect to any Loss to the same extent as such Indemnified Party would if such Loss were not subject to indemnification hereunder. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. In the event that the Indemnified Party receives recovery of any amount pursuant to an Alternative Recovery for which it has already been indemnified by the Indemnifying Party hereunder, the Indemnified Party will as soon as reasonably practicable refund an equal amount to the Indemnifying Party.
(b)    Notwithstanding anything to the contrary contained in this Agreement;
(i)    absent Fraud, the maximum aggregate amount of indemnifiable Losses that may be recovered from the Seller by the Buyer Indemnified Parties pursuant to Section 8.2(a) shall be $330 million; provided, that such limitation with respect to Losses arising out of or resulting from a breach of a Seller Fundamental Representation shall be $660 million;
(ii)    absent Fraud, the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification pursuant to Section 8.2(a), other than a claim for indemnification arising out of or resulting from a breach of a Seller Fundamental Representation or a breach of the representation set out in Section 3.13(f), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller equals or exceeds $20 million (the “Basket Amount”), in which case the Seller shall be liable for the entire Loss (not just the Losses in excess of the Basket Amount); provided, however, that no Losses, other than Losses arising out of or resulting from a breach of a Seller Fundamental Representation, may be claimed by any Buyer Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause other than Losses in excess of $165,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(iii)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that a specific, identifiable accrual or reserve for the amount of such Loss was reflected in the Financial Statements;
(iv)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent that the Buyer received a benefit from the reflection of such matter in the calculation of the adjustment of the Purchase Price, if any, as finally determined pursuant to Section 2.9;
(v)    no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent payable to a third party;
(vi)    in determining whether a breach of a representation or warranty hereunder has occurred, or calculating the amount of Losses indemnifiable hereunder, any qualifications as to materiality (including the word “material”), “Material Adverse Effect”, or other similar materiality qualifications included in any representation or warranty hereunder shall be disregarded;
(vii)    the Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss to the extent arising out of or resulting from a breach of the representations and warranties in Section 3.15 or a Seller Environmental Liability if and to the extent that such Loss arises out of or results from:
(A)    a change in the use of any Real Property from use as an industrial manufacturing facility to a nonindustrial use, as such use is classified under the Environmental Laws applicable to the relevant Real Property;
(B)    any invasive investigations, sampling or monitoring of any Real Property from and after Closing (including “Phase 2” soil and groundwater testing) unless (i) required by Environmental Law, an Environmental Permit, a Governmental Authority, or an order, judgment or an arbitral award pursuant to Environmental Laws; (ii) reasonably necessary to investigate or abate an imminent hazard as defined by Environmental Law; (iii) reasonably necessary to respond to a third-party claim if such invasive investigation, sampling or monitoring is recommended by a licensed environmental consultant based upon prior sampling that indicates a release has occurred on the Real Property in question; (iv) conducted as part of a bona fide construction, demolition, de-commissioning, closure or necessary repair of subsurface utilities or features, in all cases, if soil or groundwater testing is required pursuant to any Environmental Law in connection with such activity or required to characterize and dispose of Hazardous Substances offsite; or (v) required by the terms of an applicable lease;
(C)    the new release of Hazardous Substances by any Person unrelated to the Seller or its Affiliates after Closing, provided, that the migration or degradation of Hazardous Substances existing on, under or about the Real Property as of the Closing Date shall not be considered a new release; and
(D)    passage of, or any change in, any Law after the Closing Date; provided, that if a claim relates to non-compliance with Environmental Laws on or prior to the Closing Date, the remediation shall be measured relative to compliance with Environmental Laws at the time of the remediation, even if such Environmental Law may have changed since the Closing Date.
(viii)    upon receipt of Regulatory Closure at any Real Property, the Seller shall have no further obligation or responsibility under this Agreement with respect to related Seller Environmental Liabilities unless a Governmental Authority subsequently requires additional remediation due to contamination at the applicable Real Property which predates Closing.
Section 8.6    Tax Matters. Anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters and the conduct of any Tax Contest shall be governed by Article VI; provided, however, that the provisions of Section 8.5(b)(vi) shall apply in determining whether there has been a breach of a representation or warranty contained in Section 3.14 or, to the extent related to Taxes, Section 3.9.

Section 8.7    Assignment of Claims. If any Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, at the Indemnifying Party’s direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Indemnifying Party or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Indemnifying Party being required to make any payment to the Indemnified Party plus, in the case of any claim by a Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Indemnifying Party in an amount equal to the aggregate payments made by the Indemnifying Party to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Indemnified Party.
Section 8.8    Exclusivity of Remedies.
(a)    Effective as of the Closing, except as specifically set forth in this Agreement or in the case of Fraud or Willful Breach of this Agreement, each party hereto, on behalf of itself and the other Indemnified Parties, waives any rights and claims any Indemnified Party may have against the other party, any of its Affiliates, and any of its or their respective Representatives (collectively, “Released Parties”), regardless of the Law or legal theory under which such liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, relating to the Business and/or the transactions contemplated by this Agreement and the Ancillary Agreements. The rights and claims waived by each party on behalf of itself and the other Indemnified Parties, include, without limitation, to the fullest extent permitted under Law, claims for contribution or other rights of recovery arising out of or relating to any Law (including, inter alia, any Environmental Law), claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty. After the Closing, this Article VIII will provide the exclusive remedy against any of the Released Parties for any breach of any representation, warranty, covenant or other claims arising out of or relating to (directly or indirectly) this Agreement and/or the transactions contemplated hereby, other than with respect to remedies against the Released Parties in cases involving Fraud or Willful Breach of this Agreement.
(b)    The parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.
Section 8.9    No Right of Set-Off. The Buyer for itself and for the Buyer Indemnified Parties and their successors and assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that the Buyer or any of such Persons has or may have with respect to any other payments to be made by the Buyer pursuant to this Agreement, any Ancillary Agreement or any other document or instrument delivered by the Buyer in connection herewith.
Section 8.10    Treatment of Indemnity Payments. Following the Closing, any payment made pursuant to Article VI or this Article VIII shall be treated by the parties, to the extent permitted by Law, for federal income Tax and other applicable Tax purposes, as an adjustment to the cash proceeds received by the Seller in the transaction contemplated by this Agreement.
ARTICLE IX
TERMINATION
Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by mutual written consent of the Buyer and the Seller;
(b)    by the Seller, if the Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.3 and the Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2, (ii) cannot be or has not been cured by the earlier of (A) the Termination Date and (B) 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Seller;
(c)    by the Buyer, if the Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that such failure or breach would give rise to the failure of a condition set forth in Section 7.2 and the Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3, (ii) cannot be or has not been cured by the earlier of (A) the Termination Date and (B) 30 days following delivery of written notice of such breach or failure to perform and (iii) has not been waived by the Buyer;
(d)    by either the Seller or the Buyer if the Closing shall not have occurred by 5:00 pm Eastern Time on the Termination Date; provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or resulted in the failure of the Closing to occur on or prior to such date. The “Termination Date” shall be July 21, 2021 (the “Initial Termination Date”); provided, that (i) if on the Initial Termination Date, all the conditions to Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied), then the Initial Termination Date may be extended by the Buyer to October 21, 2021 (the “First Extended Termination Date”) upon written notice by the Buyer to the Seller no later than 5:00 pm Eastern Time on July 16, 2021, and (ii) if on the First Extended Termination Date all the conditions to Closing, other than the conditions set forth in Section 7.1(a) or Section 7.1(b), shall have been satisfied or waived (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied), then the First Extended Termination Date may be extended by the Buyer to January 21, 2022 (the “Second Extended Termination Date”) upon written notice by the Buyer to the Seller no later than 5:00 pm Eastern Time on October 18, 2021. As used in this Agreement, the term “Termination Date” shall mean the Initial Termination Date, unless the Initial Termination Date has been extended to the First Extended Termination Date or Second Extended Termination Date pursuant to the foregoing, in which case, the term “Termination Date” shall mean the date to which the Termination Date has been extended, as applicable; or
(e)    by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5.9 and provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of or failure to perform any of its representations, warranties, covenants or obligations under this Agreement has been the cause of, or resulted in, such order, decree, ruling or other action.
Any termination of this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall be effected by delivery of written notice of such termination by the terminating party to the other party.
Section 9.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.19 and Section 4.5 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.15 relating to public announcements, this Section 9.2 and Article X and (b) that nothing herein shall relieve either party from liability for Fraud in the making of its respective representations and warranties expressly set forth in this Agreement or for any Willful Breach of this Agreement.
ARTICLE X
GENERAL PROVISIONS
Section 10.1    Fees and Expenses. Except as otherwise provided herein or therein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, however, that the Buyer shall pay or cause the Acquired Entities to pay any Transaction Expenses that remain unpaid as of the Closing. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 10.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.
Section 10.3    Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
Section 10.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)    if to the Seller, to:
30 Pembroke Road
Dublin, Ireland
Attention: The Office of the Secretary/MEH
E-mail: CorporateLaw1@eaton.com
with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, NW
Washington, D.C. 20036
Attention: Stephen Glover
E-mail: SIGlover@gibsondunn.com
(ii)    if to the Buyer, to:

Danfoss A/S
Nordborgvej 81
DK-6430 Nordborg
Denmark
Attention: General Counsel
E-mail: ast@danfoss.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attention: Uri Doron
E-mail: udoron@winston.com
Section 10.5    Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the respective meanings ascribed to such terms in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word

“will” shall be construed to have the same meaning and effect as the word “shall.” References to “days” mean calendar days unless otherwise specified. References to “parties” mean the parties to this Agreement.
Section 10.6    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 10.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 5.16 (Directors’ and Officers’ Indemnification), Article VI (Tax Matters), Article VIII (Indemnification) and Section 10.22 (Prevailing Party), which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof.
Section 10.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 10.9    Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
Section 10.10    Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
Section 10.11    Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.
Section 10.12    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign any of its right or obligations pursuant to this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided, further, that the Seller may assign any of its rights or obligations under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; provided, still further, that no assignment shall limit the assignor’s obligations hereunder and that the assignor shall remain fully liable for the fulfillment of all such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 10.13    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity, and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 10.14    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement (unless specified otherwise therein).
Section 10.15    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Law or rule in any jurisdiction, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties as evidenced hereby.
Section 10.16    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.17    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 10.18    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.
Section 10.19    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Acquired Entities) acknowledges and agrees that Gibson, Dunn & Crutcher LLP and Jones Day, (the “Firms”) have acted as counsel for the Seller in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, the Firms have not acted as counsel for any other Person, including the Buyer.
(b)    Only the Seller and its Affiliates shall be considered clients of the Firms in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) acknowledges and agrees that all confidential communications between the Seller and its Affiliates, on the one hand, and the Firms, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Acquired Entities), and not the Acquired Entities, and shall not pass to or be claimed, held, or used by the Buyer or the Acquired Entities upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of the Firms relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of the Firms in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) the Firms shall not have any duty whatsoever to reveal or disclose any such attorney-client communications or files to the Acquired Entities or the Buyer by reason of any attorney-client relationship between the Firms and the Acquired Entities or otherwise; provided, however, that notwithstanding the foregoing, the Firms shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) irrevocably waives any right it may have to discover or obtain information or documentation relating to the Acquisition Engagement, to the extent that such information or documentation was subject to an attorney-client privilege, work product protection or other expectation of confidentiality owed to the Seller and/or its Affiliates. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Acquired Entities) shall have the right to assert or waive any attorney-client privilege with respect to any communication between the Acquired Entities or their Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) acknowledges and agrees that the Firms have acted as counsel for the Seller and its Affiliates and that the Seller reasonably anticipates that the Firms will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) expressly (i) consents to the Firms’ representation of the Seller and/or its Affiliates and/or any of their respective agents (if any of the foregoing Persons so desire) in any matter, including, without limitation, any post-Closing matter in which the interests of the Buyer and the Acquired Entities, on the one hand, and the Seller or any of its Affiliates, on the other hand, are adverse, including any matter relating to the transactions contemplated by this Agreement, and whether or not such matter is one in which the Firms may have previously advised the Seller, the Acquired Entities or their respective Affiliates and (ii) consents to the disclosure by the Firms to the Seller or its Affiliates of any information learned by the Firms in the course of their representation of the Seller, the Acquired Entities or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or the Firms’ duty of confidentiality.
(d)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Acquired Entities) further covenants and agrees that each shall not assert any claim against the Firms in respect of legal services provided to the Acquired Entities or their respective Affiliates by the Firms in connection with this Agreement or the transactions contemplated hereby.
(e)    From and after the Closing, the Acquired Entities shall cease to have any attorney-client relationship with the Firms, unless and to the extent the Firms are expressly engaged in writing by any of the Acquired Entities to represent any or all of the Acquired Entities after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of any of the Acquired Entities by the Firms after the Closing shall not affect the foregoing provisions hereof. Furthermore, each of the Firms, in their respective sole discretion, shall be permitted to withdraw from representing the Acquired Entities and their Affiliates in order to represent or continue so representing the Seller.
(f)    The Seller and the Buyer consent to the arrangements in this Section 10.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by the Firms permitted hereunder.
Section 10.20    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 10.21    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.22    Prevailing Party. If there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.
Section 10.23    Translation of Currencies. In the event that the parties need to convert non-U.S. currencies to U.S. currency under this Agreement, the relevant exchange rate shall be determined based on the rate in effect as of the close of business (New York time) two (2) Business Days immediately preceding the applicable determination date as published on Bloomberg.com.
[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
EATON CORPORATION PLC

By: /s/ Craig Arnold
Name: Craig Arnold
Title: Chairman and Chief Executive Officer
By: /s/ Harpreet Saluja
Name: Harpreet Saluja
Title: Senior Vice President, Corporate Development and Planning
DANFOSS A/S

By: /s/ Kim Fausing
Name: Kim Fausing
Title: President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

ANNEX A-1
Certain Defined Terms
For purposes of this Agreement:
“Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, to any Seller Entity from any Person or group at any time relating to an Alternative Transaction.
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person.
“Affiliated Group” means any group of corporations that has elected or is otherwise required to file as a consolidated, combined, or unitary tax group.
“Alternative Transaction” means a transaction (other than the transactions contemplated by this Agreement) concerning the sale of all or any material part of the Business irrespective of whether such transaction takes the form of a sale of shares or other equity interests, sale of assets, merger, consolidation, joint venture or partnership or otherwise.
“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment, the Intellectual Property License Agreement, the Trademark License Agreement, the Real Property Deeds, the Real Property Lease Assignments, the Local Transfer Agreements, the Supply Agreement, the Lease Agreements and the Transition Services Agreement.
“Announcement 7” means the Tax notice issued by the PRC State Administration of Taxation titled the “State Administration of Taxation’s Bulletin on Several Issues of Corporate Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises” (State Administration of Taxation Announcement [2015] No. 7), as may be amended or supplemented from time to time, including any similar or replacement Law on the Tax treatment of the offshore indirect transfer of any China Taxable Property and including any applicable Laws in the PRC against the avoidance of PRC Tax.
“Anti-Bribery/Anti-Corruption Laws” means (a) the United States Foreign Corrupt Practices Act of 1977, as amended, (b) the United States Travel Act, 18 U.S.C. § 1952; (c) the United Kingdom Bribery Act of 2010 when applicable; (d) any Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (e) any other Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption.
“Assignment and Assumption Agreement” means an instrument of assignment and assumption in form reasonably satisfactory to the Buyer and the Seller pursuant to which the Seller shall assign (or cause the applicable Seller Entity to assign) to the Buyer and the Buyer shall assume all of the liabilities held by the Seller Entities as of the Closing Date that are included in the Assumed Liabilities.

“Base Purchase Price” means $3.3 billion ($3,300,000,000).
“Bill of Sale” means a bill of sale in form reasonably satisfactory to the Buyer and the Seller transferring to the Buyer all of the tangible personal property owned or held by the Seller Entities as of the Closing Date that is included in the Transferred Assets.
“Books and Records” means the information and records owned by the Seller Entities to the extent relating to the Business, the Transferred Assets or the Assumed Liabilities, including specifications, accounting records, depletion records, employee records (other than individual personnel records), sales records, service records, and supplier lists and files, correspondence files, maintenance records, any copies of all written contracts, and records required thereunder, including applications, plans and designs of fixtures and equipment, product research and development records, and monitoring and test records.
“Business” means the following activities conducted by the Seller’s Hydraulics Segment: designing, engineering, developing, testing, manufacturing, assembling, marketing, selling and servicing the following product lines, as such business is conducted as of the date hereof, subject to any changes on or prior to the Closing permitted in accordance with Section 5.1, but excluding the Excluded Business:
(a)(i) hydraulic pumps, hydraulic motors, hydraulic power units, hydraulic valves, hydraulic integrated circuits, hydrostatic transmissions, hydraulic steering units, hydraulic accumulators, hydraulic cylinders, and HFX programmable controllers, VFX programmable displays, Pro-FX® software and TFX remote monitoring systems for controlling and monitoring hydraulic systems and components, in each case serving the Mobile Off-Highway End Market, the Industrial End Market, and the On-Highway End Market;
(b)hydraulic hoses and fittings, industrial and specialty hoses, fuel, air conditioning and refrigeration hoses and assemblies, and connectors, in each case serving the Mobile Off-Highway End Market and Industrial End Market;
(c)aerial refueling hoses; and
(d)Airflex® brand industrial drum brakes, industrial disc brakes, constricting and expanding industrial clutches, and associated torque limiting couplings, quick release valves, and rotorseals.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or in Copenhagen, Denmark.
“Business Employees” means all individuals employed by the Seller or Affiliates of the Seller or the Acquired Entities as of immediately prior to the Closing Date and who (a) spend greater than 50% of their work time in support of the Business or (b) are described on Schedule A-1, in each case, including any such individual in (a) or (b), (i) who is on military leave and family and medical leave, (ii) who is on an approved leave of absence, but only to the extent he or she has reemployment rights guaranteed under Law, under any applicable collective bargaining agreement or under any leave of absence policy of the individual’s employing entity and (iii) who is on disability under the applicable employing entity’s disability program.
“Buyer Designee” means those Affiliates of the Buyer designated by the Buyer to the Seller in writing prior to the Closing as purchasers of Acquired Entity Equity Interests or Transferred Assets.
“Buyer Fundamental Representations” means those representations and warranties of the Buyer set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.5 (Brokers).

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would, individually or in the aggregate, prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.
“Cash” means, as at a specified date, the aggregate amount of all cash, cash equivalents and marketable securities held by the Acquired Entities, excluding all outstanding security, customer or other deposits. For the avoidance of doubt, (a) Cash shall include the amount of deposits or other payments received by the Acquired Entities but not yet credited to the bank accounts of the Acquired Entities, to the extent that such deposits or other payments have correspondingly reduced Net Working Capital, (b) Cash shall exclude the amount of any outstanding checks, wires or other payments issued by the Acquired Entities or under any credit card program not yet deducted from the bank accounts of the Acquired Entities to the extent that such checks or other payments have correspondingly increased Net Working Capital, (c) Cash shall be reduced by any amounts overdrawn from any accounts of the Acquired Entities and (d) Cash shall be reduced by the Trapped Cash Cost. Cash equivalents and marketable securities shall be valued at market value as at the specified date less the cost to convert such cash equivalents and marketable securities to cash.
“CFIUS” means the Committee on Foreign Investment in the United States.
“CFIUS Approval” means the Seller Entities, Acquired Entities, and the Buyer shall have received written notice from CFIUS stating that: (a) CFIUS has concluded that the transaction is not a “covered transaction” and not subject to review under Law; or (b) the review of the transaction contemplated by this Agreement under Section 721 of the United States Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transaction contemplated by this Agreement; or (c) CFIUS has sent a report to the President of the United States of America requesting the President’s decision on the CFIUS notice submitted by the Seller Entities, Acquired Entities, and the Buyer and either (i) the period under the United States Defense Production Act of 1950 during which the President of the United States of America may announce his or her decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby has expired without any such action being threatened, announced or taken or (ii) the President of the United States of America has announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.
“China Taxable Property” means the property of an “establishment or place” situated in the PRC, real estate situated in the PRC, equity interests in PRC resident enterprises and any other property directly held by a non-resident enterprise and whose transfer results in enterprise income tax liability for the non-resident enterprise in accordance with the provisions of the Corporate Income Tax Law of the PRC.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercial Data” means any and all data collected or otherwise processed by the Business relating to a customer of the Business or a consumer of a product of the Business.
“Company Affiliated Group” means any Affiliated Group that has any Acquired Entity as its common parent.
“Consolidated Return Taxes” means any Tax of a Seller Affiliated Group (or member thereof) for which an Acquired Entity is liable under Treasury Regulations Section 1.1502-6 (or any analogous provision of state or local Law) or other applicable provision of Law other than Taxes of an Acquired Entity.

“Consolidated Tax Return” means any Tax Return with respect to any federal, state, provincial, local, or foreign income Taxes that are paid on an affiliated, consolidated, combined, unitary or similar basis and that include the Acquired Entities on the one hand, and the Seller or any of its Affiliates (other than the Acquired Entities) on the other hand.
“Control” including the terms “Controlled by” and “under Common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
“Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all written and unwritten plans and all other compensation and benefit plans, contracts, policies, programs and arrangements of the Seller Entities and the Acquired Entities, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, severance pay and medical, dental, vision, welfare, disability, retention, change in control, retirement, supplemental insurance, vacation, paid time off and life insurance plans, that in each case are either sponsored, maintained, or contributed to by the Seller or an Affiliate of the Seller for the benefit of any Business Employees or dependents thereof, or under which any Acquired Entity has any liability, contingent or otherwise (regardless of whether such plan, contract, policy, program or arrangement is governed by the Laws of the United States or the Laws of a foreign jurisdiction).
“Employment Laws” means all Laws respecting labor, employment, employee safety, occupational health, fair employment practices, employee classification, subcontracting, and terms and conditions of employment, including those relating to labor management relations, wages, hours, overtime, vacation pay, discrimination, sexual harassment, human rights, pay equity, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans.
“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest or other restriction of any kind.
“ERISA” means the United States Employee Retirement Income Security Act of 1974.
“Estimated Purchase Price” means (a) the Base Purchase Price, plus (b) the Estimated Cash, plus (c) the Working Capital Overage, if any, minus (d) the Estimated Indebtedness, minus (e) the Working Capital Underage, if any.
“Excluded Business” means the business of designing, engineering, developing, testing, manufacturing, assembling, marketing, selling and servicing:
(a)all products manufactured at the Middlesex, NC facility as of the date hereof;
(b)the Eaton filtration business; and
(c)the Eaton golf grip business.
“Existing Business Activities” means any type of business conducted or investment held by the Seller or its Affiliates on the date hereof, other than the Business.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “specified foreign corporation” within the meaning of Code Section 965, or (c) a “passive foreign investment company” within the meaning of Code Section 1297.
“Fraud” means actual fraud that involves a knowing and intentional misrepresentation of fact with the intent that the other party rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, recklessness or similar theories.
“Funded Debt” means, with respect to any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount or amortized cost price, if there is no principal amount, of any indebtedness for borrowed money (other than trade payables arising in the ordinary course of business), including all accrued but unpaid interest thereon and (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness, including all accrued but unpaid interest thereon.
“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
“Governmental Authority” means any national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.
“Hazardous Substances” means any pollutants, contaminants, harmful micro-organisms or hazardous material including any which is (a) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Laws, (b) petroleum including oil or any fraction or derivative thereof, (c) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive or carcinogenic (d) poly-and-per-fluorinated chemicals, bisphenol A, phthalates, polychlorinated biphenyls, or radiation, or (e) regulated pursuant to any Environmental Laws.
“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, with respect to any Person and as of any time, any of the following:
(a)all Funded Debt of such Person;
(b)all lease obligations of such Person that are classified as a finance lease pursuant to the Applicable Accounting Principles and in accordance with GAAP;
(c)all direct obligations of such Person under letters of credit and guarantees, in each case solely to the extent drawn;
(d)all performance bonds issued for the account of such Person, only to the extent drawn;
(e)all keepwell arrangements issued by such Person, in each case, as of such time;
(f)all non-ordinary course obligations (including any earn-outs, contingent payments, indemnities, “seller notes” payable, post-closing true-up obligations, or other purchase price liabilities related to past acquisitions, and any Taxes related thereto) for the deferred payment of the purchase price of property, assets, securities or any business (and any services to be performed in connection therewith) that has been received or delivered, and with respect to which such Person is liable, contingently or otherwise, at the maximum value, as obligor or otherwise;
(g)all obligations arising out of interest rate and currency swap, cap, forward or other arrangements designed to provide protection against fluctuations in interest, currency rates, or commodity prices, in each case including any amounts payable to terminate such arrangements;
(h)all liabilities relating to securitization or factoring programs or arrangements;
(i)with respect to any Employee Plan, including any Non-US Employee Plan, that is sponsored by any Acquired Entity or under which any liabilities associated with such Employee Plan or Non-US Employee Plan are transferred to the Buyer or any Affiliate of the Buyer (including any Acquired Entity) by operation of Law, any unfunded benefit liability with respect to such Employee Plan or Non-US Employee Plan only to the extent such Employee Plan or Non-US Employee Plan is a: (i) defined benefit pension plan or scheme, provided, that such unfunded benefit liability is determined using the actuarial valuation methods used in the Applicable Accounting Principles, (ii) defined contribution plan, provided, that this shall not include defined contribution plans under Section 401(k) of the Code, (iii) deferred compensation plans, (iv) retiree medical plan, provided, that such unfunded benefit liability is determined using the actuarial valuation methods used in the Applicable Accounting Principles, and/or (v) retiree life insurance plan, provided, that such unfunded benefit liability is determined using the actuarial valuation methods used in the Applicable Accounting Principles;
(j)with respect to the non-US Transferred Employees, any termination pay or similar indemnity that would be payable upon the termination of such employees related to the pre-Closing period, and the employer portion of any Taxes related thereto;
(k)any accrued but unpaid interest, fees, and other expenses owed with respect to (a) through (j) including prepayment penalties, premiums, consent or other fees, breakage costs on interest rate swaps and any other hedging obligations or other costs incurred in connection with the repayment or assumption of such indebtedness; and
(l)all indebtedness of others referred to in clauses (a) through (k) above guaranteed directly or indirectly in any manner by such Person;
provided, that, for the avoidance of doubt, Indebtedness shall also include any intercompany obligations, other than (x) those solely owing by an Acquired Entity to another Acquired Entity, or (y) trade payables for products sold in the ordinary course between an Acquired Entity and a Seller Entity.
“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Contract entered (or assumed) by any Acquired Entity on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Authority, by means of withholding, or for any other reason and whether disputed or not):
(a)all Taxes of any Acquired Entity or Company Affiliated Group and all Taxes related to the Transferred Assets, Transferred Employees or the Business (other than Transfer Taxes (which are governed by Section 6.8)) for (or as provided in Section 6.3 attributable to) any Pre-Closing Tax Period;
(b)all Consolidated Return Taxes; and

(c)all Taxes resulting from a breach of a representation or warranty contained in Section 3.14 and those representations and warranties related to Taxes in Section 3.9.
Indemnified Taxes shall exclude Taxes to the extent included in the computation of the Closing Net Working Capital or Closing Indebtedness.
“Industrial End Market” means the machine tool equipment, hydraulic press, plastics, water and wastewater, food and beverage, renewable energy, oil and gas, ball mills, pulp and paper, can making equipment, entertainment and simulators, power generation and other stationary industrial equipment markets.
“Information Technology” means any and all computer systems (including computers, screens, servers, middleware, workstations, routers, hubs, switches, networks, data communications lines and hardware) and telecommunications systems hardware and other information technology equipment owned (and, for the avoidance of doubt, excluding any of the foregoing that is leased) by the Seller or any of its Affiliates, but excluding any software.
“Intellectual Property” means all intellectual property rights arising under the Laws of the United States or any other jurisdiction, including the following: (a) trade names, trademarks and service marks (registered and unregistered), Internet domain names, trade dress and similar rights, and applications to register any of the foregoing and all goodwill associated with any of the foregoing (collectively, the “Marks”); (b) patents and patent applications and rights in respect of utility models or industrial designs, including all provisionals, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals and extensions (collectively, “Patents”); (c) copyrights and mask works and registrations and applications therefor and all moral rights associated therewith (collectively, “Copyrights”); and (d) trade secrets, know-how, inventions (whether or not patentable), invention disclosures, discoveries, methods, processes, technical data, specifications, research and development information, technology, algorithms, software (in source code and object code form), databases, data collections, data analytics and other proprietary or confidential information, including customer and supplier lists.
“Intellectual Property License Agreement” means a license from the Seller and its applicable affiliates of certain Intellectual Property (other than trademarks) included in the Excluded Assets, in the form attached as Exhibit A.
“International Trade Laws” means any law, statute, code, regulations, or order relating to international trade, including: (a) all import laws and regulations, including those administered by United States Customs and Border Protection; (b) Sanctions and Export Control Laws; (c) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the United States Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et. seq.); (d) any other similar law, directive, or regulation (including those of the European Union or any of its member states) related to similar subject matter; or (e) applicable anti-money laundering laws, regulations, rules and guidelines in United States and in the jurisdiction of incorporation.
“IRS” means the Internal Revenue Service of the United States.
“Jurisdiction Base Salary Threshold” means an annual base salary equal to or in excess of the amount set opposite to the jurisdiction in which the Transferred Employee is employed as set out in Annex A-6.

“Knowledge” means (a) with respect to the Seller, the actual knowledge of the individuals listed in Schedule 1.1(b) of the Disclosure Schedules after reasonable investigation and inquiry of any such person’s direct employee reports who are reasonably likely to have actual knowledge of the matter in question by such person as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with respect to the Buyer, the actual knowledge of Anders Stahlschmidt after reasonable investigation and inquiry of any such person’s direct employee reports who are reasonably likely to have actual knowledge of the matter in question by such person as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).
“Law” means any applicable statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority, including Employment Laws, Anti-Bribery/Anti-Corruption Laws, International Trade Laws and Laws governing the importation of products into the United States.
“Lease Agreements” means lease agreements, including terms listed on Annex A-3 and on such other terms as are reasonably satisfactory to the Buyer and the Seller, to be entered into between the Buyer or its Affiliate(s) and the Seller or its Affiliate(s) as of Closing, pursuant to which (a) the Seller or its Affiliate(s) will lease space from the Buyer or its Affiliate(s) at the real property listed in Annex A-3, (b) the Buyer or its Affiliates will lease space from the Seller or its Affiliate(s) at the Real Property listed in Annex A-3 and (c) the Buyer or its Affiliates grants access to the Seller and its Affiliates to the common premises at the Jining plant in the PRC.
“Material Adverse Effect” means any event, change, circumstance, occurrence or effect that, individually or in the aggregate, has, or could reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), operations, or results of operations of the Business, individually or in the aggregate, other than any event, change, occurrence or effect arising out of, attributable to or resulting from, alone or in combination, (a) general changes or developments in the industry in which the Business operates, (b) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, or any acts of war or terrorism (whether or not declared)) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (c) natural disasters or calamities, (d) any actions required under this Agreement to obtain any approval or authorization under Laws, including any Antitrust Laws, for the consummation of the transactions contemplated hereby, (e) changes in any Laws or applicable accounting regulations or principles or interpretations thereof, (f) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Business due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (g) any action taken by a Seller Entity or an Acquired Entity which is required by this Agreement, (h) the failure of the financial or operating performance of the Seller, the Seller Entities, the Acquired Entities or the Business to meet internal, Buyer or analyst projections, forecasts or budgets for any period (provided, that, if not otherwise excluded from the definition of Material Adverse Effect, the underlying causes of such change or failure may be taken into account in determining the existence of a Material Adverse Effect), or (i) any actions taken (or omitted to be taken) by or at the request of the Buyer; provided, that with respect to clauses (a), (b) and (e), the impact of such adverse event, change, occurrence or effect is not materially disproportionately adverse to the Business, taken as a whole, as compared to other participants in the industries in which the Business operates.

“Mobile Off-Highway End Market” means the construction, mining, agriculture, material handling, forestry, specialty, marine, and land-based military markets, but excluding the aerospace, ground fueling and other defense-related markets.
“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to the aggregate value of the current assets of the Business (only to the extent owned by an Acquired Entity or included in the Transferred Assets) minus the aggregate value of the current liabilities of the Business (only to the extent owed by an Acquired Entity or included in the Assumed Liabilities), in each case, as determined in accordance with the Applicable Accounting Principles. For the avoidance of doubt: (X) current liabilities shall include: (a) long-term warranty reserves and (b) with respect to all Transferred Employees, any accrued vacation, holiday, sick time and other leave, any cash bonuses and commissions related to payroll periods ending on or prior to the Measurement Time, and in each case, the employer portion of the payroll Taxes related thereto; (Y) Net Working Capital does not include any (i) Cash, (ii) Transaction Expenses, (iii) Indebtedness, (iv) income tax assets or liabilities, (v) long-term deposits, (vi) operating leases, (vii) intangible assets, (viii) any other Excluded Liabilities and (ix) any liabilities indemnifiable under Section 8.2(c) through Section 8.2(g).
“On-Highway End Market” means the commercial vehicle, passenger vehicle and specialty vehicle markets.
“Organizational Documents” means, as applicable with respect to any specified Person, the certificate of incorporation, bylaws or equivalent governing documents of such Person.
“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested by appropriate proceedings and for which adequate reserves have been recorded on the books of the relevant Seller Entity or Acquired Entity, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of a Seller Entity or an Acquired Entity for a period greater than 60 days, or the validity or amount of which is being contested by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (d) liens granted to any lender at the Closing in connection with any financing by the Buyer of the transactions contemplated hereby, (e) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar agreement or in the property being leased, and (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not materially interfere with the present use of the Transferred Assets in the Business, taken as a whole.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“PRC” means the People’s Republic of China.
“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date, and the portion of a Straddle Period ending on the Closing Date.
“Purchase Price” means the Estimated Purchase Price, as it may be adjusted in accordance with Section 2.9.

“Related to the Business” means (a) used or held for use primarily in, or (b) arising, directly or indirectly, primarily out of, in each case, the operation or conduct of the Business.
“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.
“Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
“Sanctioned Country” means any country or region that is, or has been in the last 5 years, the subject or target of a comprehensive embargo under Sanctions and Export Control Laws (including Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).
“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions and Export Control Laws, including: (a) any Person listed on any applicable United States or non-United States sanctions- or export-related restricted party list, including to the United States Office of Foreign Assets Control’s (OFAC) Specially Designated Nationals and Blocked Persons List, the European Union Consolidated List, and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a) so as to subject the Person to sanctions; (c) any Person acting on behalf of or at the direction of any Person described in clause (a) or (b); or (d) any Person that is organized, resident, or located in a Sanctioned Country.
“Sanctions and Export Control Laws” means all United States or non-United States Laws, relating to (a) economic or trade sanctions administered or enforced by the United States (including by the United States Department of Treasury Office of Foreign Assets Control (OFAC), the United States Department of State, and the United States Department of Commerce), or any other relevant Governmental Authority; and (b) export, import, deemed export, transfer, and retransfer controls, including the United States Export Administration Regulations, United States Export Control Reform Act of 2018, the European Union Dual-Use Regulation (428/2009), and the United Kingdom’s Export Control Order 2008.
“Seller Affiliated Group” means any Affiliated Group the common parent of which is the Seller.
“Seller Entities” means the Seller and those of its Subsidiaries that are set forth on Schedule 1.2(a) of the Disclosure Schedules, as modified by the last sentence in each of Section 2.2 and Section 2.4.
“Seller Environmental Liabilities” means any Losses arising out of or related to (a) any Hazardous Substance that was present or released into the environment prior to or as of the Closing Date at (i) any of the Real Properties listed on Schedule 3.12(a) of the Disclosure Schedules and Schedule 3.12(b) of the Disclosure Schedules, or (ii) any properties formerly owned, leased, used or operated by the Seller Entities or the Acquired Entities that would have been listed on Schedule 3.12(a) of the Disclosure Schedules and Schedule 3.12(b) of the Disclosure Schedules if such properties had been owned, leased, used or operated as of the Closing Date, in each case in which the Buyer is or may be held liable pursuant to Environmental Law which now or after Closing require a response action, investigation, remediation, monitoring or compensation under, any Environmental Law (the “Contamination Liabilities”) and (b) any violation of Environmental Law or an Environmental Permit prior to or continuing as of the Closing Date at any Real Property (the “Environmental Compliance Liabilities”).

“Seller Fundamental Representations” means those representations and warranties of the Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Sections 3.3(a)(i), 3.3(a)(ii) and 3.3(a)(iii) (No Conflict; Required Filings and Consents), Section 3.4 (Acquired Entities) and Section 3.19 (Brokers).
“Straddle Period” shall mean any Tax period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person. For purposes of this Agreement, from and after the Closing, no Acquired Entity shall be deemed to be a Subsidiary of the Seller or any of its Affiliates.
“Supply Agreement” means the supply agreement in a form reasonably satisfactory to the Buyer and the Seller to be entered into between the Buyer or its Affiliate(s) and the Seller or its Affiliate(s) as of Closing, pursuant to which the Seller or its Affiliate(s) will supply PTFE hose to the Buyer or its Affiliate(s), on financial terms for the year following Closing identical to those currently in force between such parties.
“Target Net Working Capital” means $525 million.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment, submitted to a Governmental Authority.
“Taxes” means any and all taxes of any kind including, for the avoidance of doubt, social security, net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, disability, unemployment, fringe benefit or other taxes or similar compulsory contributions, and customs duties (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority.
“Trademark License Agreement” means a license from the Seller and its applicable affiliates of certain trademarks included in the Excluded Assets, in the form attached as Exhibit B.
“Transaction Expenses” means, to the extent not paid by the Seller Entities, the Acquired Entities, or otherwise prior to the Closing Date, all third party service provider expenses payable by the Acquired Entities or the Seller Entities incurred or to be incurred on or before the Closing in connection with the preparation, negotiation, execution and delivery of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing, in each case including fees and disbursements of attorneys, investment bankers, accountants and other advisors and service providers and that, in each case, remain outstanding at the Closing, and any transaction bonuses, any change of control payments and any other amounts payable to any Person by the Seller or any Acquired Entity in connection with the consummation of the transactions contemplated by this Agreement (and the employer portion of any Taxes related thereto).

“Transition Services Agreement” means the Transition Services Agreement of even date hereof, entered into between the Buyer and the Seller.
“Trapped Cash” means, for each Acquired Entity listed on Annex A-4, the amount of Cash of such Acquired Entity at the Measurement Time, as reflected on the Final Closing Statement (as finalized pursuant to Section 2.9) (but in no case shall Trapped Cash for an Acquired Entity be less than $0).
“Trapped Cash Cost” means an amount equal to five percent (5%) of the Trapped Cash.
“Willful Breach” means, with respect to a party, a material breach of any covenant or other agreement that is a consequence of an act or failure to act by such party, with the actual knowledge of such party that the taking of such act or failure to take such act would cause or constitute a material breach.
“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Estimated Net Working Capital exceeds the Target Net Working Capital.
“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Estimated Net Working Capital.

ANNEX A-2
TABLE OF DEFINITIONS
The following terms have the meanings set forth in the Sections referenced below:
Definition    Location
Acquired Entity    2.1
Acquired Entity Employee    5.7(b)
Acquired Entity Equity Interests    2.1
Acquisition Engagement    10.19(a)
After-Acquired Business    5.4(b)
After-Acquired Company    5.4(b)
Agreement    Preamble
Allocation    2.10(b)
Alternative Recovery    8.5(a)
Antitrust Laws    3.3(b)
Applicable Accounting Principles    2.9(a)
Assumed Liabilities    2.4
Balance Sheet    3.5(a)
Bankruptcy and Insolvency Exceptions    3.2
Basket Amount    8.5(b)(ii)
Business Intellectual Property    2.2(d)
Business Permits    2.2(h)
Buyer    Preamble
Buyer Disclosure Schedules    Article IV
Buyer Filed Return    6.2
Buyer FSA Plan    5.7(k)
Buyer Indemnified Parties    8.2
Buyer Savings Plan    5.7(i)
Buyer Welfare Benefit Plans    5.7(j)(i)
Claim Information    8.4(a)
Closing    2.8(a)
Closing Cash    2.9(b)
Closing Date    2.8(a)
Closing Indebtedness    2.9(b)
Closing Net Working Capital    2.9(b)
COBRA Obligations    5.7(i)(ii)
Confidentiality Agreement    5.8
Contracts    2.2(a)
Detriment Action    5.9(b)
Directive    5.7(a)(ii)
Disclosure Schedules    Article III
Employee Representatives    5.7(f)
Entity Allocation Schedule    2.10(a)
Environmental Laws    3.15(c)(i)
Environmental Permits    3.15(c)(ii)

Definition    Location
Estimated Cash    2.9(a)
Estimated Indebtedness    2.9(a)
Estimated Net Working Capital    2.9(a)
Excluded Assets    2.3
Excluded Liabilities    2.5
Final Closing Statement    2.9(b)
Financial Statements    3.5(a)
Firms    10.19(a)
First Extended Termination Date    9.1(d)
Governmental Approval    5.9(a)
Guarantees    5.10
Indemnified Party    8.4(a)
Indemnifying Party    8.4(a)
Independent Accounting Firm    2.9(d)
Initial Termination Date    9.1(d)
Intellectual Property Assignment    2.8(b)(v)
Inventory    2.2(g)
Leased Real Property    2.2(c)
Local Transfer Agreements    2.8(b)(vi)
Losses    8.2
Material Contracts    3.17(a)
Material Customers    3.20(a)
Material Suppliers    3.20(a)
Measurement Time    2.8(a)
Multiemployer Plan    3.9(c)
Net Adjustment Amount    2.9(g)(i)
Non-Assignable Assets    2.6(a)
Non-US Employee Plan    3.9(a)
Notice of Disagreement    2.9(c)
Owned Real Property    2.2(b)
PBGC    3.9(d)
Permits    3.7(b)
Potential Contributor    8.7
Preliminary Closing Statement    2.9(a)
Prior Period Returns    6.1
Real Property    2.2(c)
Real Property Deed    2.8(c)(viii)
Real Property Lease    3.12(b)
Real Property Lease Assignment    2.8(b)(iv)
Regulatory Closure    8.4(e)
Related Party    3.21
Released Parties    8.8
Restricted Business    5.3(a)
Second Extended Termination Date    9.1(d)
Securities Act    4.9
Seller    Preamble
Seller FSA Plan    5.7(k)

Definition    Location
Seller Indemnified Parties    8.3
Seller Savings Plan    5.7(i)
Separation Actions    5.19
Separation Locations    5.19
Solvent    4.8
Tangible Personal Property    2.2(f)
Tax Contest    6.5
Termination Date    9.1(d)
Third Party Claim    8.4(a)
Transfer Regulations    5.7(a)(ii)
Transfer Taxes    6.8
Transferred Assets    2.2
Transferred Employees    5.7(b)
Transferred Seller Entity Employees    5.7(a)(iii)
WARN Act    5.7(n)